EXHIBIT 4.01

Schedule 3 (Audited Financial Statements) to this exhibit has been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company hereby agrees to provide a copy of the omitted schedule to the SEC upon request

Freedom Finance SPC Ltd.
(Incorporated as a special purpose company under the legislation of the Astana International Financial Centre)

U.S.$1,000,000,000 Bond Programme

Freedom Finance SPC Ltd. (the “Company” or the “Issuer” or “FFSPC”) has established U.S.$1,000,000,000 bond programme (the “Programme”) valid until 31 December 2033, pursuant to which the Issuer may from time-to-time issue bonds (the “Securities” or the “Bonds”, and each a “Bond”) in accordance with the Acting Law of the Astana International Financial Centre (the “AIFC”). Each series of Bonds issued under the Programme is hereinafter referred to as “Tranche”. The Programme may be comprised of one or more Tranches. This document constitutes the prospectus of the Programme (the “Prospectus”) described herein and has been prepared by the Issuer pursuant to Section 1.3 of the AIFC Market Rules (AIFC Rules No. FR0003 of 2017). The Prospectus determines terms that are general to each Tranche. Terms of the Bonds not pointed out in this Prospectus will be specified in the relevant offer terms (the “Offer Terms”). Full information on the Issuer and the offer of the Bonds is only available based on this Prospectus and relevant Offer Terms. This Prospectus has been published on the website of the Astana International Exchange Ltd. (the “AIX”) at https://www.aix.kz via the AIX Regulatory Announcement Services and on the website of the Issuer at https://ffin.kz/freedombonds. The Offer Terms of each Tranche will be published on the AIX and the Issuer’s websites accordingly.

Application has been made for the Bonds issued under the Programme to be admitted to the Official List of the AIX and to be admitted to trading on the AIX. In order for Bonds to be admitted to the Official List of the AIX and to be admitted to trading by the AIX this Prospectus and the Offer Terms under each such Tranche will be delivered to the AIX for approval before the date of admission to the Official List of the Bonds of such Tranche.

AIX does not guarantee that the Bonds will be admitted to the Official List of the AIX. The AIX reserves the right to grant admission of the Bonds to the Official List of the AIX only where it is satisfied that such admission is in accordance with the Acting Law of the AIFC, including AIX Business Rules. The Issuer did not seek independent legal advice with respect to listing the Bonds on the AIX in accordance with this Prospectus.

AIX and its related companies and their respective directors, officers and employees do not accept responsibility for the content of this Prospectus including the accuracy or completeness of any information or statements included in it. Liability for the Prospectus lies with the issuer of the Prospectus and other persons such as Experts whose opinions are included in the Prospectus with their consent. Nor has AIX, its directors, officers or employees assessed the suitability of the securities to which the Prospectus relates for any particular investor or type of investor. If you do not understand the contents of this Prospectus or are unsure whether the Securities are suitable for your individual investment objectives and circumstances, you should consult an authorized financial advisor.

No representation or warranty, expressed or implied, is made by the Lead Manager as to the accuracy or completeness of the information set forth in this Prospectus, and nothing contained in this Prospectus is, or shall be relied upon as a promise or representation, whether as to the past or the future. The Lead Manager does not assume any responsibility for the accuracy or completeness of the information contained in this Prospectus.
Under no circumstances shall this Prospectus constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction outside AIFC or under any circumstances in which such offer, solicitation or sale is not authorized or would be unlawful. Recipients of this Prospectus who intend to subscribe for or purchase the Bonds are reminded that any subscription or purchase may only be made on the basis of the information contained in the Prospectus.

These Bonds constitute debt instruments. An investment in the Bonds involves risks. By subscribing to the Bonds, investors lend money to the Issuer who undertakes to pay interest on a regular basis as indicated in the relevant Offer Terms for each Tranche and to reimburse the principal within 15 (fifteen) calendar days starting from the Maturity Date. In case of bankruptcy or default by the Issuer, investors may not recover the amounts they are entitled to and risk losing all or part of their investment. The Bonds are intended for investors who are capable of evaluating interest rates in light of their knowledge and financial experience. An investment decision must solely be based on the information contained in the present Prospectus. Before making any investment decision, investors must read the Prospectus in its entirety (and, in particular, Clause “Risk factors” in the Prospectus). Each potential class of investor must investigate carefully whether it is appropriate for them to invest in the Bonds, taking into account his or her knowledge and experience and must, if needed, obtain professional advice before making an investment in the Bonds.

SINCE THE BONDS ARE RECOGNISED AS BONDS OF FREEDOM HOLDING CORP. IN ACCORDANCE WITH THE U.S. TAX LAWS, IT IS IMPORTANT FOR THE U.S. AND NON-U.S. BONDHOLDERS TO READ THE FOLLOWING INFORMATION.

Under the U.S. tax laws, coupon interest payments on the Bonds will be deemed to be payable from a source in the United States. Coupon interest payments made to the non-U.S. Bondholder generally will be subject to U.S. withholding tax at the rate of 30% unless the non-U.S. Bondholder provides FFSPC on the Record Date of each coupon period (in accordance with clause 3.6. “Notices” of the Securities Notes section) with a properly executed IRS Form W-8BEN (for individuals) or W-8BEN-E (for legal entities which are not flow through entities for tax purposes) or other relevant IRS Form, establishing an exemption from, or reduction of the withholding tax. Prospective investors should carefully read clause 3.7 “Taxation” of the Securities Notes section. Each prospective investor should consult their own tax advisors regarding any reporting obligations they may have as a result of their acquisition, ownership or disposition of the Bonds.

Lead Manager

Freedom Finance Global PLC

The date of this Prospectus is 15 December 2023

CONTENTS
PROSPECTUS SUMMARY.. 3
1. Introduction.. 3
2. Key Information on the Issuer.. 3
2.1. The Issuer of the Bonds.. 3
2.2. Key financial information on the Issuer.. 3
2.3. Key risks that are specific to the Issuer/FRHC.. 3
3. Key Information on the Securities.. 4
3.1. Terms and conditions of the Securities.. 4
3.2. Information on trading of the Securities.. 4
3.3. Key risks specific to the Securities.. 4
4. Key information on the admission to trading.. 5
4.1. Conditions and timetable for investing in the Securities.. 5
4.2. The purpose of the Prospectus.. 5
REGISTRATION DOCUMENT.. 6
1. Information about the Issuer.. 6
1.1. General information.. 6
1.2. Investments.. 6
2. Operational and financial overview.. 6
2.1. Actual and proposed business activities.. 6
2.2. Risk factors.. 11
2.3. Production and sales trends.. 28
3. Articles of Association and organizational structure.. 28
3.1. Articles of Association.. 28
3.2. Group structure.. 31
4. Assets.. 32
4.1. Material contracts.. 32
5. Capital.. 32
5.1. Share capital.. 32
6. Management of the Issuer.. 32
6.1. Details relating to the Board of Directors and senior managers (“Key Persons”).. 32
6.2. Other information relating to Key Persons.. 34
7. Financial information about the Issuer.. 34
7.1. Historical financial information about the Issuer.. 34
8. Other information relating to the Issuer.. 35
8.1. Information about auditors.. 35
8.2. Connected Persons.. 35
8.3. Legal and other proceedings against the Issuer.. 35
9. Responsibility for the Content of the Prospectus.. 35
9.1. Responsibility Statement.. 35
9.2. Expert opinions included in the Prospectus.. 35
10. Documents on display.. 35
SECURITIES NOTES.. 37
1. Key information.. 37
1.1. Risk factors material to the Securities.. 37
1.2. Reasons for the offer.. 37
1.3. Creditworthiness of the Issuer.. 37
2. Information relating to the Securities offered/admitted to trading.. 37
2.1. General information relating to the Securities.. 37
3. Terms and conditions of the Offer.. 39
3.1 Payments.. 39
3.2 Penalty.. 39
3.3 Events of Default.. 40
3.4 Early redemption.. 40
3.5 Meetings of the Bondholders.. 40
3.6 Notices.. 41

3.7 Taxation.. 41
4. Other information.. 42
4.1. Audit and source of information including use of expert reports.. 42
5. Admission to listing and trading.. 42
GLOSSARY.. 43
SCHEDULE 1. RESPONSIBILITY STATEMENT.. 45
SCHEDULE 2: Form of Offer Terms template.. 46
SCHEDULE 3. AUDITED FINANCIAL STATEMENTS.. 48

PROSPECTUS SUMMARY

1. Introduction

The Prospectus Summary should be read as an introduction to Prospectus. Any decision to invest in Securities should be based on a consideration of the Prospectus as a whole by an investor. These Securities (Bonds) constitute debt instruments. An investment in the Bonds involves risks. By subscribing to the Bonds, investors lend money to the Issuer who undertakes to pay interest and to reimburse the principal within 15 (fifteen) calendar days of the Maturity Date. In case of bankruptcy or default by the Issuer, investors may not recover the amounts they are entitled to and risk losing all or part of their investment. Civil liability attaches only to those Persons who have tabled the summary including any translation thereof, but only where the summary is misleading, inaccurate or inconsistent, when read together with the other parts of the Prospectus, or where it does not provide, when read together with the other parts of the Prospectus, key information in order to aid investors when considering whether to invest in such Securities.

Issuer	Freedom Finance SPC Ltd., identification number 210540900127. Address: 16, Dostyk Street, Talan Towers offices, floor 26, Astana, Kazakhstan. Telephone: +7 701 958 01 27. E-mail: ffspc@ffin.kz.
Programme	U.S.$1,000,000,000 Programme valid until 31 December 2033.
Prospectus	This Prospectus was approved by the AIX on 15 December 2023. The Prospectus and Offer Terms of the first Tranche issued under the Programme were approved by the Special Resolution of the Issuer on 27 November 2023. The contact details of the AIX are:
Address: 55/19 Mangilik El str., Block C 3.4, Astana, Kazakhstan, Z05T3C4
Telephone: +7 (717) 223 53 66.
2. Key Information on the Issuer

2.1. The Issuer of the Bonds

Issuer	Freedom Finance SPC Ltd., incorporated as a special purpose company of the Astana International Financial Centre under the identification number 210540900127.
Principal activities	The Issuer is a subsidiary of Freedom Holding Corp. (“FRHC”). The main activity of the FFSPC is raising funds through issuing and placing bonds for the sole purpose of financing loans in favor of the parent company Freedom Holding Corp.
FRHC is a public company incorporated under the laws of Nevada, USA. It conducts financial activities, retail brokerage, investment consulting, securities trading, investment banking, underwriting, commercial banking and insurance services through its subsidiaries.
Major shareholders	FRHC. Ultimate beneficiary owner is Timur Turlov (70.96%).
Director of FFSPC	Olga Baskakova acts as a Director and a Secretary of the FFSPC.
Board of Directors	1.Yevgeniy Ler – Chairman of the Board. 2.Sergey Lukyanov – Member of the Board. 3.Madina Mantayeva – Member of the Board, Independent Director.
Auditors	Deloitte LLP. Address: 36 Al-Farabi ave., Almaty, Kazakhstan, 050000. Telephone: + 7 7272 58 13 40, e-mail: info@deloitte.kz

2.2. Key financial information on the Issuer

The main activity of the FFSPC is raising funds through issuing and placing bonds for the sole purpose of financing loans in favor of the parent company Freedom Holding Corp. The independent auditor of the FFSPC, Deloitte LLP, issued unqualified independent auditor’s reports in respect of the FFSPC’s consolidated financial statements as at and for the year ended 31 March 2023 and a period from 21 May 2021 (inception date) to 31 March 2022.

Balance sheet, USD thousands	31 March 2022	31 March 2023	30 September 2023
Total Assets	13,235	57,413	63,213

Total Liabilities	13,521	60,113	66,023
Total Equity	(286)	(2,700)	(2,810)

Income statement, USD thousands	Period from 21 May 2021 (inception date) to 31 March 2022	Year ended on 31 March 2023	Six months ended on 30 September 2023
Revenue	259	2,011	2,013
Profit (loss) for the year	(468)	(1,576)	(180)

Cashflow statement, USD thousands	Period from 21 May 2021 (inception date) to 31 March 2022	Year ended on 31 March 2023	Six months ended on 30 September 2023
Net cash flow from operating activities	(13,262)	(45,181)	(6,107)
Net cash flow from investing activities	-	-	-
Net cash flow from financial activities	13,382	45,365	5,870

2.3. Key risks that are specific to the Issuer/FRHC

The Issuer is a newly organized subsidiary of FRHC. The main activity of the FFSPC is raising funds through issuing and placing bonds for the sole purpose of financing loans in favor of the parent company FRHC. The risks and uncertainties described in the risk factors below relate to the activities of the FRHC. For more details, please see clause “Risk factors” of the Registration Document section of the Prospectus.

1.Risks related to the Russia-Ukraine conflict.
2.Risks related to legal and regulatory matters.
3.Risk related to business and operations.
4.Risks related to information technology and cyber security.
5.Risks related to operations in emerging markets.
6.Taxation risks related to international operations.
7.Risks related to corporate structure and internal operations.

3. Key Information on the Securities

3.1. Terms and conditions of the Securities

The Issue	U.S.$1,000,000,000 Programme valid until 31 December 2033.
When counting the aggregate principal amount of the Programme, Bond issued in currencies other than U.S.$ will be included at the official exchange rate of the National Bank of the Republic of Kazakhstan as at the date of admission of the relevant Tranche to trading on the AIX.
Currency	Currency of each Tranche shall be specified in the relevant Offer Terms.
Number and Nominal Value of the Bonds	Number of Bonds and Nominal Value of each Tranche shall be specified in the relevant Offer Terms.

Rights attached to the Securities
The Bondholders have the right to:
•Receive coupon interest payments in the time and amount stipulated by the Prospectus and relevant Offer Terms of each Tranche.
•Receive Nominal Value upon redemption in the time and amount stipulated by the Prospectus and relevant Offer Terms of each Tranche.
•Freely transfer the Bonds.
•Receive information concerning the Issuer’s operations.
•Attend, participate in and vote at meetings of the Bondholders in accordance with the terms and conditions of the Bond specified in the Securities Note section of the Prospectus.
•Require that the Bonds shall immediately become due and repayable at their Nominal Value together with accrued coupon interest if any of the events mentioned in clause 3.3 of Securities Notes occurs and continues for more than 30 (thirty) calendar days.

Ranking
The Issuer shall ensure that at all times the claims of the Bondholders against it under the Bonds rank at least pari passu with the claims of all its other unsecured creditors, save those whose claims are preferred by any bankruptcy, insolvency, liquidation or similar laws of general application, as well as per applicable AIFC rules and regulations.

Restrictions on the free transferability	The Bonds are freely transferable and, once admitted to the Official List of the AIX, shall be transferable only in whole in accordance with the applicable rules and regulations of the AIX amended from time to time.
Guarantees attached to the Securities	If applicable, the terms of guarantees attached to each Tranche will be specified in the relevant Offer Terms.

3.2. Information on trading of the Securities

Trading information on each Tranche will be specified in the relevant Offer Terms.

3.3. Key risks specific to the Securities

1.The Bonds are subject to modification, waivers and substitution.
2.Delisting of the Bonds from the Official List of the AIX may subject gains and coupon interest payments on the Bonds to tax in the Republic of Kazakhstan.
3.The market price of the Bonds may be volatile.
4.If any Tranche issued under the Programme is guaranteed the guarantor might default on any payments related to the Bonds.

4. Key information on the admission to trading

4.1. Conditions and timetable for investing in the Securities

Admission to trading	Each Tranche issued under the Programme is expected to be admitted to trading on AIX. Details for admission of each Tranche will be provided in the relevant Offer Terms.
AIX is expected to be the main stock exchange for the Bonds issued under the Programme.
The Issuer, at its own discretion, may apply for listing of the Bonds on any other stock exchange subject to applicable rules and regulations of such other stock exchange and Offer Terms of the Bonds.
Plan for distribution	Subject to applicable laws and regulations the Bonds will be offered in or from AIFC to a wide range of investors.
Offering method	The offering of the Bonds will be made through the trading system of the AIX in accordance with the AIFC Market Rules, AIX Business Rules, AIX Central Securities Depository Business Rules and relevant AIX market notices. Trading methods will be specified in the Offer Terms for each Tranche.

Offer period	The offer period including opening and closing dates shall be specified in the relevant Offer Terms of each Tranche.
Selling restrictions	The offering and sale of the Bonds is subject to applicable laws and regulations and the Bonds may not be sold to public in other jurisdictions outside AIFC, including without limitation the United Kingdom, the European Economic Area, other than in compliance with applicable laws and regulations. The Bonds have not and will not be registered under the U.S. Securities Act of 1933 or the securities laws of any state of the United States and may not be offered, sold or delivered within the United States or to, or for the account or benefit of, U.S. persons.
Notification process for investors	Prior to the start of the trading, AIX will publish a market notice specifying the first day of trading on its website:
https://aix.kz/news-announcements/aix-market-notices/
All other significant announcements will be made by the Issuer via the AIX Regulatory Announcement Service:
https://aix.kz/listings/continuous-disclosure-obligations/company-disclosures-2/
Estimated expenses	Shall be specified in the relevant Offer Terms.

4.2. The purpose of the Prospectus

This Prospectus has been produced in connection with the application for the Bonds to be admitted to the Official List of the AIX and trading on the AIX.

Reasons for the issuance/Use of proceeds	The proceeds received by the Issuer from the issue of the Bonds shall be transferred in the form of loans to the parent company Freedom Holding Corp., which intends to use the net proceeds from the sale of the Bonds for repayment or refinancing of debt, business expansion and general corporate purposes.
Estimated net amount of proceeds	Shall be specified in the relevant Offer Terms.
Lead Manager	Freedom Finance Global PLC, Astana, Esil district, Dostyk street, building 16, non-residential facility No.2, 010016, the Republic of Kazakhstan.
Conflict of interest	No person involved in the offering of the Bonds has any interest in the offering, which is material to the offering.

REGISTRATION DOCUMENT

1. Information about the Issuer

1.1. General information

The full legal name of the Issuer	Freedom Finance SPC Ltd.
Legal form of the Issuer	Special purpose company.
The country of incorporation of the Issuer
•The Company was incorporated on 24 May 2021 as a special purpose company of the Astana International Financial Centre under the business identification number 210540900127 in accordance with the AIFC Special Purpose Company Rules (AIFC Rules No. GR0001 of 2017), as amended from time to time.
•The contact details of the Issuer are:
Address: 16, Dostyk Street, Talan Towers offices, floor 26, Astana, Kazakhstan.
Telephone: +7 701 958 01 27. E-mail: ffspc@ffin.kz.

1.2. Investments

The main activity of the FFSPC is raising funds through issuing and placing bonds for the sole purpose of financing loans in favour of the parent company FRHC. FFSPC does not have investment activities, the investments described below relate to the activities of the FRHC in Kazakhstan, Uzbekistan, Kyrgyzstan, Cyprus, Germany, the United Kingdom, United States, Greece, Spain, France, Poland, Armenia, Azerbaijan, Turkey and United Arab Emirates.
Investments made in the period ended 30 September 2023

Total investments exceeded U.S.$153.4 mln, mainly consisting of investments in fixed assets – U.S.$19.4 mln and purchase of available-for-sale securities, at fair value of U.S.$134 mln.

Investments made in the financial year ended 31 March 2023

Total investments exceeded U.S.$368.6 mln, mainly consisting of investments in fixed assets – U.S.$38.5 mln and purchase of available-for-sale securities, at fair value of U.S.$330.0 mln.

Investments made in the financial year ended 31 March 2022

Total investments exceeded U.S.$254.3 mln, mainly consisting of investments in fixed assets – U.S.$5.6 mln and purchase of available-for-sale securities, at fair value of U.S.$248.7 mln.

Investments made in the financial year ended 31 March 2021

Total investments exceeded U.S.$275.3 mln, mainly consisting of investments in fixed assets – U.S.$1.5 mln and purchase of available-for-sale securities, at fair value of U.S.$273.8 mln.

2. Operational and financial overview

2.1. Actual and proposed business activities:

The Issuer is a newly organized subsidiary of FRHC. The main activity of the FFSPC is raising funds through issuing and placing bonds for the sole purpose of financing loans in favor of the parent company FRHC. Described below is the actual and proposed business activities, including corporate history, description of business lines, revenue breakdown and information regarding the competition of FRHC.

For purposes of the Registration Document part of the Prospectus, references herein to the “we”. “our”, “us”, “our company”, “our business” and “Freedom” mean Freedom Holding Corp. together with its subsidiaries.

FRHC is a corporation organized in the United States under the laws of the State of Nevada that through its operating subsidiaries provides financial services including retail securities brokerage, research, investment counseling, securities trading, market making, retail banking, corporate investment banking, underwriting services, commercial banking, insurance products, a payment platform, a conference platform, and an online ticket sale platform. FRHC is headquartered in Almaty, Kazakhstan, with supporting administrative office locations in Cyprus and the United States. FRHC has a presence in Kazakhstan, Uzbekistan, Kyrgyzstan, Cyprus, Germany, the United Kingdom, United States, Greece, Spain, France, Poland, Armenia, Azerbaijan, Turkey and United Arab Emirates. FRHC also has subsidiaries in the United States which include a broker-dealer that is registered with the United States Securities and Exchange Commission (“SEC”) and the Financial Industry Regulatory Authority (“FINRA”). FRHC’s common stock trades on the Nasdaq Capital Market and the Kazakhstan Stock Exchange (KASE).

Through its subsidiaries, FRHC is a professional participant, with a license to provide one or more types of services, on a number of stock exchanges, including the Kazakhstan Stock Exchange (KASE), the Astana International Stock Exchange (AIX), the Republican Stock Exchange of Tashkent (UZSE) and the Uzbek Republican Currency Exchange (UZCE) and is a member of the New York Stock Exchange (NYSE) and the Nasdaq Stock Exchange (Nasdaq). FRHC also owns a 24.3% interest in the Ukrainian Exchange (UX). Freedom Finance Europe Limited provides FRHC’s clients with operational support and access to investment opportunities in the United States and European securities markets.

Corporate history of FRHC

Reverse Acquisition Transaction

FRHC was originally incorporated in the State of Utah in July 1981. In December 2004 FRHC redomiciled to the State of Nevada. In November 2015, FRHC entered into a reverse acquisition agreement with Timur Turlov changing the entity’s name from BMB Munai, Inc. to Freedom Holding Corp. and to acquire from him 100% ownership interests in FFIN Securities, Inc. (now a dormant company), Freedom Finance Europe Limited, and LLC Investment Company Freedom Finance and its wholly owned subsidiary, Freedom Finance JSC. These acquisitions closed in several stages from November 2015 to November 2017 as required audits and regulatory approvals were received.

Legacy Operations

FRHC’s legacy brokerage operations were acquired and developed by Timur Turlov. He acquired Beliy Gorod Ltd. in Moscow, Russia, in 2010 and renamed it LLC Investment Company Freedom Finance in 2011. In 2013 LLC Investment Company Freedom Finance acquired Freedom Finance JSC from unrelated third parties. In 2014, Freedom Finance JSC rolled out a branch office network of 14 offices across Kazakhstan and opened 20,000 customer brokerage accounts. Freedom Finance Europe Limited was organized in August 2013 and completed its regulatory licensing in May 2015.

In July 2014, Timur Turlov established Freedom Securities Trading Inc. (formerly FFIN Brokerage Services, Inc.) (“FST Belize”), a corporation registered in and licensed as a broker dealer in Belize, to provide brokerage services to customers seeking to purchase or trade securities in the international securities markets. FST Belize is 100% owned by Timur Turlov and is not part of FRHC’s group of companies.
Significant Recent Milestones

•On 26 September 2019 FRHC’s shares were approved for listing on Nasdaq and the shares began trading on Nasdaq on 15 October 2019.
•In December 2020 FRHC completed the acquisition of JSC Kassa Nova Bank, a Kazakhstan consumer bank with 10 branch offices across Kazakhstan, which were subsequently renamed Bank Freedom Finance Kazakhstan JSC.
•In December 2020 FRHC completed the acquisition of Freedom Capital Markets, a registered agency-only execution broker-dealer on the floor of the New York Stock Exchange, which represented our initial entry into the U.S. market.
•On 17 May 2022 FRHC completed the acquisition of two insurance companies, Freedom Finance Life JSC and Freedom Finance Insurance JSC. These two companies were 100% controlled by FRHC’s chief executive officer, chairman and majority shareholder, Timur Turlov.

•In February 2023 FRHC completed the divestiture of its Russian subsidiaries.

Business lines of FRHC

Securities Brokerage Services

We provide a comprehensive range of securities brokerage services to individuals, businesses and financial institutions seeking to diversify their investment portfolios to manage economic risks associated with political, regulatory, currency and banking uncertainties. Depending on the region, our brokerage services may include securities trading, margin lending, investment research, and investor education. Customers are provided online tools and retail locations to establish accounts and conduct securities trading on transaction-based pricing. We market our services through a number of channels, including telemarketing, training seminars and investment conferences, print and online advertising using social media, mobile app and search engine optimization activities.

Our securities brokerages also conduct proprietary investment activities, and facilitate repurchase and reverse repurchase agreements, both to support the funding of our proprietary investments and to act as an intermediary between third party purchasers and sellers.

Retail Brokerage

We offer full-service retail brokerage services covering a broad array of investment alternatives including exchange-traded and over-the-counter corporate equity and debt securities, money market instruments, exchange traded options and futures contracts, government bonds, and mutual funds. A substantial portion of our revenue is derived from commissions from customers through accounts with transaction-based pricing. Brokerage commissions are charged on investment products in accordance with a schedule we have formulated that aligns with local practices. We provide our brokerage customers with access to the U.S. stock markets, and a significant amount of our brokerage business relates to trading in U.S.-exchange listed and OTC securities by our brokerage customers. We use the services of third-party U.S.-registered securities broker dealer and clearing firms to execute substantially all of our trades in the U.S. market.

As of 31 March 2023, 31 March 2022, 31 March 2021 and 30 September 2023, respectively, we had approximately 370,000, 250,000, 170,000 and 433,947 total brokerage customer accounts, of which more than 56%, 58%, 71% and 57% had positive cash or asset account balances. As of 31 March 2023, we had approximately 52,000 active accounts, as compared to 53,000 and 32,000 active accounts as of 31 March 2022 and 2021, respectively. For six months ended September 30, 2023, we had approximately 67,158 active accounts. We define “active accounts” as those from which at least one transaction occurred in the quarter prior to the date of calculation.

Proprietary Trading and Investment Activities

In the normal course of our business, we take securities positions as a market maker and/or principal to facilitate customer transactions and for investment purposes. In market making activities and when trading for our own account, we expose our own capital to the risk of fluctuations in market value. Investment decisions are determined in accordance with internal policies and recommendations of our internal investment committees. The size of our securities positions varies substantially based upon economic and market conditions, allocations of capital, underwriting commitments and trading volume of an individual issuer’s securities. Also, the aggregate value of inventories of securities which we may carry is limited by the net capital and capital adequacy rules in effect in the jurisdictions where we conduct business.

Capital Markets/ Investment Banking Services

Our capital markets/investment banking business consists of investment banking professionals in Kazakhstan, Uzbekistan and the United States who provide strategic advisory services and capital markets products. Our investment banking team focuses on multiple sectors including consumer and business services, energy, financial institutions, real estate, technology, media and communications. Our investment banking activities are concentrated in Kazakhstan and Uzbekistan where commercial banks are currently focusing their financing activities on large enterprises or state-owned enterprises. In these countries, commercial lending sources also impose loan structures and debt covenants that preclude many companies from participating. This has created growing interest in and demand for our services. Our United States investment banking team has recently expanded its services to include the full array of capital markets and investment banking services. To date our underwriting activities have included, among others, underwriting of debt and equity offerings on both a “best effort” and a firm commitment basis.

In the equity capital markets area, we provide capital raising solutions for corporate customers through initial public offerings and follow-on offerings, including listings of companies on stock exchanges. We focus on companies in growth industries and participate as market makers in our underwritten securities offerings after the initial placements of shares.

In the debt capital markets area, we offer a range of debt capital markets solutions for emerging growth and small market companies. We focus on structuring and distributing private and public debt for various purposes including buyouts, acquisitions, growth capital financings, and recapitalizations. In addition, we participate in bond financings for both sovereign and corporate issuers in the emerging markets.

Commercial Banking

We offer commercial banking services in Kazakhstan through our Bank Freedom Finance Kazakhstan JSC subsidiary. Prior to the divestment of our Russian subsidiaries, we also offered commercial banking services through a Russian banking subsidiary. We generate banking service fees by providing services that include lending operations, deposit services, money transfers, opening and maintaining correspondent accounts, renting safe deposit boxes, e-commerce money transfer services for legal entities, tender guarantees, and payment card services.

Freedom Box

Freedom Box is a package of payment acquiring services for individual entrepreneurs whereby the entrepreneurs do not need to bring documents to the bank in order obtain the package of services. The package includes an installment plan for clients purchasing the acquiring services, a free POS terminal, an overdraft facility and an entrepreneur’s card.

Insurance

On 17 May 2022, we acquired two insurance companies in Kazakhstan, a life insurance company Freedom Finance Life JSC, and a direct insurance carrier, excluding life, health and medical, Freedom Finance Insurance JSC. Prior to our acquiring these companies, each was wholly owned by our controlling shareholder, chairman and chief executive officer, Timur Turlov. We acquired these companies from him at the historical cost paid by him plus amounts he has contributed as additional paid in capital since his purchase. These companies were not initially acquired directly by us because at the time they were put on the market for sale by their prior owner they did not have audit reports conforming to U.S. GAAP standards and had not demonstrated sustained profitability. We do not consider the acquisition of these insurance companies to be material in the context of our group as a whole. The purchase price for Freedom Finance Insurance JSC was U.S.$12.4 million and the purchase price for Freedom Finance Life JSC was U.S.$12.1 million.

We believe incorporating the offerings of these insurance companies with our existing brokerage and banking product and service lines, along with our developing fintech ecosystem in Kazakhstan, will allow us to create a significant sustainable competitive advantage in Kazakhstan as an integrated, efficient and convenient single source for financial services.

Freedom Finance Life JSC

Freedom Finance Life JSC was established in 2014 and was acquired by Timur Turlov in 2019. Freedom Finance Life JSC provides a range of health and life insurance products to individuals and businesses, including life insurance, health insurance, annuity insurance, accident insurance, obligatory worker emergency insurance, travel insurance and reinsurance.

As of 31 March 2023, Freedom Finance Life JSC had 360,744 active contracts. As of 31 March 2023, Freedom Finance Life JSC had total assets of approximately U.S.$272 million and total liabilities of approximately U.S.$217 million. During the fiscal year ended 31 March 2023, Freedom Finance Life JSC experienced a 70% increase in gross insurance premiums written and recognized a net profit of approximately U.S.$25 million. As of 31 March 2023, Freedom Finance Life JSC’s market share in the Kazakhstan life insurance market was 8% based on gross written premiums for life insurance, and it held an approximately 46% market share in the Kazakhstan voluntary life-related accident insurance market, in each case according to the National Bank of Kazakhstan.

Freedom Finance Insurance JSC

Freedom Finance Insurance JSC operates in the “general insurance” industry, was established in 2009 and was acquired by Timur Turlov in 2019. Freedom Finance Insurance JSC is the leader in online insurance in Kazakhstan and offers various general insurance products in property (including automobile), casualty, civil liability, personal insurance and reinsurance. In 2021 Freedom Finance Insurance JSC was recognized by online and print magazine Global Banking & Finance Review as the Best Online Insurance Company Kazakhstan, Best General Insurance Company Kazakhstan and Best Auto Insurance Company Kazakhstan.

Freedom Finance Insurance JSC distributes its products and services through different channels such as the internet, payment terminals and a call center. By utilizing its digital solutions, Freedom Finance Insurance JSC’s customers can purchase Freedom Finance Insurance JSC products within five minutes and have a personal account for managing policies.

On 31 March 2023, Freedom Finance Insurance JSC had 320,923 active contracts. As of 31 March 2023, Freedom Finance Insurance JSC had total assets of approximately U.S.$195 million and total liabilities of approximately U.S.$162 million. During the fiscal year ended 31 March 2023, Freedom Finance Insurance JSC experienced a 131% increase in written insurance premiums as compared to fiscal year ended 31 March 2022 and recognized net profit of approximately U.S.$7 million. On 31 March 2023, Freedom Finance Insurance JSC had a 7% share of the total Kazakhstan general insurance market based on total assets, according to the National Bank of Kazakhstan. It also held an approximately 3% market share of the Kazakhstan car owner’s liability insurance market.

On 27 August 2022, we acquired 100% of JSC Insurance Company “London-Almaty”, a Kazakhstan insurance company, and on 19 December 2022, this company was merged into Freedom Finance Insurance JSC.

Information Technology

FRHC’s business model places heavy reliance on information technology to offer customers a seamless digital experience, meet their diverse needs, and ensure stringent adherence to regulatory requirements and information security standards. To support sustainable growth of the Freedom ecosystem, our information technology is focused on continuous development that empowers business users with technology that accelerates the time-to-market for digital products while enhancing predictability. We seek to harmonize technology governance approaches across all of our companies and centralize key IT processes. Our IT strategy is designed to leverage technology as a key driver of success within our group. We are continuously adapting to the rapidly evolving digital landscape and aligning our technological capabilities with the changing needs of our customers and stakeholders. By fostering innovation, enhancing collaboration, and prioritizing business continuity and growth, we aim to establish a strong technological foundation that supports our strategic objectives.

Digital Ecosystem and Product Expansion

We have implemented a Technology Development and Ecosystem Growth strategy centered on building a robust technological infrastructure, fostering innovation, and enhancing user experiences. Under this strategy, our flagship technology product is our proprietary Tradernet software platform, complemented by other online technologies, enabling seamless access to multiple markets worldwide. Tradernet provides our customers with trading capabilities and access to monitoring multiple stock markets around the world simultaneously, including KASE, AIX, UX, MOEX, the SPB Exchange, NYSE, Nasdaq, ATHEX, ITX, the London Stock Exchange, the Chicago Mercantile Exchange, the Hong Kong Stock Exchange and Deutsche Börse and to execute trades electronically in these markets in multiple products from a single trading account. Additionally, Tradernet allows us to monitor and manage all aspects of our customers’ personal accounts, including non-trading orders, and to participate in our customer social network. We also use Tradernet for customer margin risk evaluation and for middle-office security transfer requests.

Operating under the “Freedom” brand, our comprehensive suite of digital products and services enables our customers to engage in electronic trading and to monitor their accounts. In addition to trading capabilities, we have expanded our digital solutions to include mortgages, auto loans, and insurance products. Through our online platform, customers can conveniently apply for and manage mortgages, track auto loans, and access a range of insurance options. We prioritize delivering a seamless and integrated digital experience across all our products, ensuring user-friendly interfaces, robust security measures, and efficient workflows.

We have recently expanded our digital product portfolio with the acquisition of Ticketon Events LLP (“Ticketon”), the largest online ticket sales company in Kazakhstan, actively working to create an e-commerce infrastructure in the field of culture and sports. The acquisition of Ticketon, with 67% share in the Kazakhstan’s market of online ticket sales for cultural events, gave us greater access to key middle class that could join our clientele. Ticketon’s service focuses on promoting the cultural life of Kazakhstan and introducing modern promotion technologies. Ticketon offers convenient ways to buy tickets, expands sales channels for organizers and venues, and provides effective ticket promotion and distribution services. This acquisition further strengthens our digital offerings and enhances our ability to serve customers in the entertainment industry.

One of our key digital products is the Paybox payment platform, which we acquired as part of our acquisition of Paybox Technologies LLP (now called Freedom Pay LLP) and its subsidiaries in February 2023. The Paybox platform is a dynamic payment system services aggregation field project. By connecting to the Paybox platform digital payment aggregator, customers can accept payments from buyers using a wide range of payment methods, including bank cards, online banking, electronic money, and more. Freedom Pay LLP also develops customized solutions for banks, catering to their specific needs and expanding our network of partners. According to Global data (https://www.globaldata.com/) for calendar 2022, Freedom Pay’s share of electronic payments in the Kazakhstan market is 30%. This acquisition allowed our bank to become the largest acquiring bank in Kazakhstan enhances our product offering and expands our geographic footprint.

We are committed to further expanding our digital ecosystem going forward by integrating our online and mobile brokerage services, banking offerings, insurance products, payment processing systems, and online commercial ticketing services. Our strategic objective is to provide customers with a comprehensive and user-centric digital experience, offering them convenient access to a wide array of financial products and services through a single platform. By leveraging cutting-edge technology and fostering continuous innovation, we strive to enhance our digital offerings and meet the evolving needs of our diverse customer base.

Revenue breakdown by types and geographic markets

	Six months ended September 30, 2023
STATEMENTS OF OPERATION (USD thousands)	Central Asia and Eastern Europe	Europe, excluding Eastern Europe	The United States	Middle East/Caucasus	Total
Fee and commission income	157,612	43,413	8,268	1,113	210,406
Net gain/(loss) on trading securities	82,672	435	(701)	181	82,587
Interest income	336,046	16,465	1,851	8,050	362,412
Insurance underwriting income	102,865	—	—	—	102,865
Net gain/(loss) on FX operations	15,931	307	(772)	139	15,605
Net gain/(loss) on derivative	(29,797)	570	—	—	(29,227)
Other income/(expense	4,648	1,705	815	(25)	7,143
TOTAL REVENUE, NET	669,977	62,895	9,461	9,458	751,791

	Year ended 31 March 2023
STATEMENTS OF OPERATION (USD thousands)	Central Asia and Eastern Europe	Europe, excluding Eastern Europe	The United States	Middle East/Caucasus	Total
Fee and commission income	106,982	215,408	4,825	—	327,215
Net gain/(loss) on trading securities	92,330	(22,693)	1,447	—	71,084
Interest income	257,285	26,090	11,289	31	294,695
Insurance underwriting income	115,371	—	—	—	115,371
Net gain/(loss) on FX operation	58,908	(2,287)	(4,479)	12	52,154
Net gain/(loss) on derivative	(64,826)	—	—	—	(64,826)
TOTAL REVENUE, NE	566,050	216,518	13,082	43	795,693

	Year ended 31 March 2022
STATEMENTS OF OPERATION (USD thousands)	Central Asia and Eastern Europe	Europe, excluding Eastern Europe	The United States	Middle East/Caucasus	Total
Fee and commission income	23,652	307,014	4,545	—	335,211
Net gain/(loss) on trading securities	10,511	142,195	2,546	—	155,252
Interest income	107,075	14,051	483	—	121,609
Insurance underwriting income	72,981	—	—	—	72,981
Net gain/(loss) on FX operations	7,824	(5,598)	1,565	—	3,791
Net gain/(loss) on derivative	946	—	—	—	946
TOTAL REVENUE, NET	222,989	457,662	9,139	—	689,790

Regulatory oversight

We operate in highly regulated industries across several legal jurisdictions. The securities, banking, payment services and insurance business activities of our subsidiaries are subject to extensive regulation and oversight by the stock exchanges, central/national banks, governmental and self-regulatory authorities in the foreign jurisdictions where we conduct business activities. We expect that the regulatory environment will continue to raise standards and impose new regulations with which we will be required to comply in a timely manner.

We operate under various securities, banking and insurance licenses and must maintain our licenses in order to conduct our operations. As of 31 March 2023, we, through our subsidiaries, held: brokerage licenses in Kazakhstan issued by the Agency of the Republic of Kazakhstan for Regulation and Development of Financial Market (the “ARDFM”) and the Astana Financial Services Authority (the “AFSA”), in Cyprus issued by the Cyprus Securities and Exchange Commission (“CySEC”), in the United States issued by FINRA, in Armenia issued by the Central Bank of Armenia, and in Uzbekistan issued by the Ministry of Finance of the Republic of Uzbekistan; a foreign currency operations license in Kazakhstan issued by the ARDFM; a banking license in Kazakhstan issued by the ARDFM; insurance licenses (general and life) in Kazakhstan issued by the ARDFM; and payment services licenses in Kazakhstan, Uzbekistan and Kyrgyzstan.

We spend considerable resources in our general efforts to comply with the various regulations to which we are subject, and we expect this burden to continue in the future.

Competition

We face intense competition in each of the markets where we offer our services. We compete with international, regional and local brokerage, banking, and financial services firms that offer an array of financial products and services. The brokerage and financial service firms which we currently regard as our principal competitors include: Halyk Finance, BCC Invest and First Heartland Securities in Kazakhstan; and eToro and Interactive Brokers in Europe. We consider Bank Freedom Finance Kazakhstan JSC’s principal banking competitors to be Halyk Bank, Kaspi Bank and Bank CenterCredit. In the United States, we expect to compete with, among others, Needham & Company, Craig-Hallum Capital Group and Oppenheimer & Co.

Many of the firms with which we compete are larger, provide additional and more diversified services and products, provide access to more international markets, and have greater technical, and financial resources. We leverage competitive advantages we have developed, including our extensive experience in providing investors in our core markets with access to the U.S. and European securities markets, our ability to deliver high quality analytical information and our focus on providing convenient, high tech user-friendly access to our services and the markets. We have also been an active participant in various privatization programs, which has allowed us to develop expertise and a prominent reputation in the public placement of securities of local issuers in the regions where we operate.

2.2. Risk factors

The Issuer is a newly organized subsidiary of FRHC. The main activity of the FFSPC is raising funds through issuing and placing bonds for the sole purpose of financing loans in favor of the parent company FRHC. The risks and uncertainties described in the risk factors below relate to the activities of the FRHC.

Risks Related to the Russia-Ukraine Conflict

Our business and operations may be materially adversely affected by the ongoing Russia-Ukraine conflict.

We have historically had significant operations in Russia. In view of the critical challenges for our business and operations resulting from the ongoing Russia-Ukraine conflict, and the responses of governments and multinational businesses to it, shortly after the onset of the Russia-Ukraine conflict we decided to divest our two Russian subsidiaries. On 19 October 2022, we announced that we had entered into an agreement to divest our Russian subsidiaries, and the divestiture of these subsidiaries was approved by the Central Bank of the Russian Federation on 10 February 2023, and was completed on 27 February 2023. Notwithstanding that we have completed the divestiture of our Russian subsidiaries, there can be no assurance that such divestiture will achieve its intended effects. In particular, we expect that the divestiture of our Russian subsidiaries will reduce our exposure to the current challenging geopolitical circumstances and will enable us to accelerate growth in other markets. However, these matters are subject to uncertainty and changes in circumstances. A failure by us to achieve the intended effects of the divestiture of our Russian subsidiaries could have a material adverse effect on our results of operations in future periods. In addition, we continue to provide brokerage services to Russian persons, including a number of former clients of our Russian subsidiaries, through their accounts at non-Russian companies within our group and indirectly through accounts held with our affiliate FST Belize. As a result, we continue to have significant exposure to Russia, which poses continuing challenges for our business and operations. These challenges, including the specific risks outlined below, may materially adversely affect our business, financial condition, results of operations and stock price.

Our business may be materially adversely impacted by negative macroeconomic and geopolitical developments in Russia and in other countries in which we operate or in which our clients are located.

Historically, a large portion of our brokerage business has been attributable to securities trading by individuals and qualifying institutions in Russia, through accounts held at our Russian subsidiaries, through accounts held at our non-Russian subsidiaries and indirectly through accounts held with FST Belize. Although we have divested our Russian subsidiaries, we continue to generate a significant amount of fee and commission income from trading activity engaged in by Russian persons (including former clients of our former Russian subsidiaries) who are not subject to any sanctions or other legal restrictions through their accounts at our non-Russian subsidiaries, including indirectly through their accounts at FST Belize.

The Russia-Ukraine conflict and responses to it have materially and adversely impacted the macroeconomic climate in Russia and the surrounding region, resulting in significant currency rate volatility, the imposition of currency controls, capital flight, materially increased interest rates and inflation, and the withdrawal of or reduction of business by a number of Western businesses from the Russian market, any of which may lead to reduced investment confidence and investment spending by affected Russian persons. Should there be a large scale expansion of Russia-related sanctions to make them applicable to private sector financial institutions in Russia or to Russia’s banking system generally, this could negatively affect the Russian economy and investment climate and cause deterioration of the Russian financial markets. In addition, there is a risk that new international sanctions and new countersanctions measures may curtail the ability of our Russian brokerage customers to trade through non-Russian accounts or in non-Russian securities, or our ability to facilitate any trading through our non-Russian subsidiaries or FST Belize. For example, given Kazakhstan’s extensive historical business ties with Russia, we are exposed to the risk that secondary sanctions could be imposed on the financial sector in Kazakhstan. If investment spending by Russian persons through non-Russian trading accounts declines for any reason, this could result in a material reduction in our revenues.

The Russia-Ukraine conflict has also had, and may continue to have, adverse effects on our results of operations related to proprietary trading. For example, during year ended 31 March 2023 we sold 7,500,000 shares in the SPB Exchange that we owned and realized a loss from such sale in the amount of U.S.$73.4 million. We attribute this loss to a combination of factors, including heightened market uncertainty and increased volatility caused by the Russia-Ukraine conflict and its geopolitical consequences. Although neither FRHC nor any of its group companies is the subject of any sanctions imposed by the United States, the European Union or the United Kingdom, and we have divested our Russian subsidiaries, sanctions related to Russia could adversely impact our business. For example, we continue to provide brokerage services to a significant number of Russian persons through their non-Russian accounts with us or indirectly through accounts held with FST Belize, and sanctions could restrict our ability to continue to provide brokerage services to such Russian persons. Sanctions could also limit our ability to, or make it difficult for us to, enter into agreements with counterparties, who may refuse to work with us due to our significant Russian customer base.

Should there be an expansion of Russia-related sanctions, this could significantly increase the foregoing risks to our business. The impact of any such expansion would depend on the nature of such sanctions. Examples of additional sanctions measures that could affect our business include:

•expanding the scope of sanctioned activities or transactions;
•designating parties with whom we have or may have significant business relationships as “specially designated nationals” or “blocked” parties, meaning that all dealings with them by the U.S., EU and/or UK persons, or persons from other countries which impose economic sanctions, or involving items or technologies from these jurisdictions would be prohibited;
•expanding sanctions to cover entities that are less than 50% owned or controlled by a sanctioned party; or
•adopting corporate policies that prohibit or restrict business activities with us because we conduct business with Russian persons who are not subject to any sanctions.

Sanctions imposed on our founder and our Ukrainian subsidiary by Ukraine could have a material adverse effect on us.

On 19 October 2022, Timur Turlov, our Ukrainian subsidiary and our two Russian subsidiaries (which Russian subsidiaries have since been divested) were included on the National Security and Defense Council of Ukraine sanctions list, which included more than 2,500 companies and individuals. In connection with these sanctions, the operations of our Ukrainian subsidiary were suspended. We believe that the inclusion of Mr. Turlov and these subsidiaries on the list was due to perceived connections with Russia. While we believe the inclusion of Mr. Turlov and our Ukrainian subsidiary on the list is not justified and we have been actively appealing the decision, there can be no assurance as to when they will be removed from the list, if at all. While our Ukrainian subsidiary is not material in the context of our overall group, the inclusion of Mr. Turlov and our Ukrainian subsidiary on this list could materially adversely affect our relationships with counterparties and regulators in other jurisdictions and as a result could restrict our ability to conduct our business and carry out our business strategy. In addition, because we have a significant number of Ukrainian brokerage customers that are served by our non-Ukrainian subsidiaries, the existing sanctions imposed by Ukraine, or any expansion of such sanctions could adversely affect our brokerage business.

Non-compliance with U.S., EU, UK, Russian or other sanctions programs could adversely impact our company.

We are committed to compliance with all applicable economic sanctions, including those related to the Russia-Ukraine conflict. U.S. economic sanctions include prohibitions (“primary” sanctions) that are generally administered and enforced by OFAC. With the exception of OFAC’s Iran and Cuba sanctions programs these prohibitions apply to U.S. persons, including companies organized under the laws of the United States and their overseas branches, but do not apply to non-U.S. subsidiaries of U.S. persons. U.S. economic sanctions also include “secondary” sanctions that make certain activities of non-U.S. companies sanctionable under U.S. statutes such as the Countering America’s Adversaries Through Sanctions Act (CAATSA). These sanctions are administered by OFAC and/or the U.S. Department of State. We require all of our group companies to fully comply with all U.S. primary sanctions that are applicable to them and/or to transactions in which they are involved and to refrain from participation in any conduct that is sanctionable under U.S. secondary sanctions.

Because FRHC is a U.S.-domiciled holding company that operates through its subsidiaries, we are obliged to comply with Ukraine-Russia conflict-related sanctions imposed by the United States, but those sanctions do not apply to the fully independent activities of our non-U.S. subsidiaries where there is no U.S. nexus. If, however, it was determined that FRHC facilitated activities of its subsidiaries that are prohibited under U.S. sanctions, FRHC could be subject to civil or criminal penalties under OFAC regulations. In addition, non-U.S. companies that cause U.S. companies to violate OFAC regulations may be subject to enforcement action and thereby the imposition of civil or criminal penalties. This could occur, for example, if one of our non-U.S. subsidiaries were to process a U.S. dollar transaction involving sanctioned securities through the U.S. financial system. The risk of noncompliance may arise in connection with international transactions conducted in U.S. dollars, transfers to or from U.S. bank accounts, or dealings with U.S. broker-dealers.

We maintain omnibus brokerage accounts for several institutional clients, including FST Belize and certain Russian institutions. The order flow from these accounts represents transactions of customers of the relevant institutions, which are executed by the relevant institutions through their omnibus accounts with us. While we have agreements with such customers in which they have agreed to comply with sanctions laws, and to grant us access to its customer records for purposes of compliance monitoring upon our request, we do not have direct access to such institutional customers’ own customer check systems and as a result we cannot provide assurance that the beneficial owners who are the beneficiaries of trades being carried out through such omnibus accounts are not sanctioned persons.
In the event that we believe or have reason to believe that our employees, agents or independent contractors have or may have caused us or any of our subsidiaries to violate applicable economic sanctions laws, we may be required to investigate or have outside counsel investigate the relevant facts and circumstances, which could be costly and require significant time and attention from senior management. Non-compliance with these laws may result in criminal or civil penalties, which could disrupt our business and result in a material adverse effect on our financial condition, results of operations, and cash flows and cause significant brand or reputational damage.

Sanctions are subject to rapid change, and it is also possible that new direct or indirect secondary sanctions could be imposed by the U.S. or other jurisdictions without warning in relation to the Russia-Ukraine conflict. The extent of current sanctions measures, not all of which are fully aligned across jurisdictions, further increases operational complexity for our business and increases the risk of making errors in managing day-to-day business activities within the rapidly evolving sanctions environment. In addition, certain transactions that may be prohibited by economic sanctions regulations of OFAC if undertaken by us or in the United States may be permissible if undertaken independently by a non-U.S. subsidiary where there is no U.S. nexus.
We are monitoring closely the developing sanctions environment, including Russian countersanctions, and utilizing dedicated corporate governance structures and in-house and outside advisors as and when required to ensure our continued compliance. However, we cannot assure that we can remain in compliance with all sanctions and countersanctions.

During year ended 31 March 2023 our subsidiaries Bank Freedom Finance Kazakhstan JSC and Freedom Finance Global PLC provided brokerage services to certain individuals and entities who are subject to sanctions imposed by OFAC, the European Union or the United Kingdom. These transactions did not involve any nexus with the United States, the European Union or the United Kingdom, as applicable. As of 31 March 2023, our customer liabilities relating to these individuals and entities in aggregate were U.S.$17.8 million, representing approximately 0.92% of our total customer liabilities as of such date.

For year ended 31 March 2023, the aggregate fee and commission income relating to transactions with these individuals and entities in aggregate was approximately U.S.$34,000, representing approximately 0.01% of our total fee and commission income for such fiscal year.

Risks Related to Legal and Regulatory Matters

We are subject to extensive regulation, and the failure to comply with laws and regulations could subject us to monetary penalties or sanctions.

Our business is subject to extensive government regulation, licensing and oversight in multiple jurisdictions. Laws, regulations and rules or other obligations to which we are subject include but are not limited to those concerning securities brokerage, commercial banking, insurance services, payment services, securities trading, investment banking, granting of credit, deposit taking, margin lending, foreign currency exchange, data protection and privacy, cross-border and domestic money transmission, cyber security, fraud detection, antitrust and competition, consumer protection, U.S. and non-U.S. sanctions regimes, anti-money laundering and counter-terrorist financing. Our Freedom Capital Markets subsidiary is a broker-dealer and investment adviser registered with the SEC and is primarily regulated by FINRA.

As we introduce new products and services and expand existing product and service offerings, we may become subject to additional regulations, restrictions, licensing requirements and related regulatory oversight.

Compliance with many of the regulations applicable to us involves a number of risks, particularly in areas where applicable regulations may be subject to varying interpretation. Many of the requirements imposed by these regulations are designed to ensure the integrity of the financial markets and to protect customers and other third parties who deal with us. New regulations may result in enhanced standards of duty on broker-dealers in their dealings with their clients. Consequently, these regulations often serve to limit our activities, including through net capital, customer protection and market conduct requirements, including those relating to principal trading.

We have implemented policies and procedures designed to ensure compliance with applicable laws and regulations. Notwithstanding these measures, it is possible that our employees, contractors, and agents could nevertheless breach such laws and regulations. We may be subject to legal claims from our customers and counterparties, as well as regulatory actions brought against us by the regulators, self-regulatory agencies and supervisory authorities that oversee and regulate the industries in which we operate.

From time to time, we have been, and in the future may be, subject to investigations, audits, inspections and subpoenas, as well as regulatory proceedings and fines and penalties brought by regulators. We are subject to regulation from numerous regulators, which include, but are not limited to, the AFSA, the ARDFM, CySEC and the SEC. We have received various inquiries and formal requests for information on various matters from certain regulators, with which we have cooperated and will continue to do so. If we are found to have violated any applicable laws, rules or regulations, formal administrative or judicial proceedings may be initiated against us that may result in censure, fine, civil or criminal penalties. For example, on November 25, 2022, our subsidiary Freedom Finance Global PLC, incorporated in the AIFC, entered into a settlement agreement with the AFSA which was the result of an on-site inspection by the AFSA of Freedom Finance Global PLC conducted between October and December 2021. Following such inspection, the AFSA communicated to Freedom Finance Global PLC a number of substantial findings and regulatory concerns related to matters of prudential, conduct-of-business, anti-money laundering and combatting financing of terrorism. In connection with the settlement agreement, Freedom Finance Global PLC was required to pay monetary penalties and carry out a remediation plan. In addition, on February 13, 2023, following an elective audit of Bank Freedom Finance Kazakhstan JSC commenced by the ARDFM in June 2022, the ARDFM issued an order providing that Bank Freedom Finance Kazakhstan JSC violated a number of banking laws and regulations. In connection with such order, Bank Freedom Finance Kazakhstan JSC was required to carry out a remediation plan. We could also experience negative publicity and reputational damage as a result of future lawsuits, claims or regulatory actions. Any of the foregoing could, individually or in the aggregate, adversely affect our business, results of operations, financial condition and cash flows.

Financial services firms have been subject to increased regulatory scrutiny, increasing the risk of financial liability and reputational harm resulting from adverse regulatory actions.

Firms in the financial services industry have been operating in an onerous regulatory environment. The industry has experienced increased scrutiny from a variety of regulators, including the SEC and FINRA in the United States, U.S. state regulators and regulators in non-U.S. jurisdictions. Penalties and fines sought by regulatory authorities have increased substantially. We may be adversely affected by changes in the interpretation or enforcement of existing laws and rules by these governmental authorities. Each of the regulatory bodies with jurisdiction over us has regulatory powers dealing with many different aspects of financial services, including, but not limited to, the authority to fine us and to grant, cancel, restrict or otherwise impose conditions on the right to continue operating particular businesses. Increasingly, regulators have instituted a practice of “regulation by enforcement” where new interpretations of existing regulations are introduced by bringing enforcement actions against securities firms for activities that occurred in the past but were not then thought to be problematic. We also may be adversely affected as a result of new or revised legislation or regulations imposed by the SEC, other U.S. or non-U.S. governmental regulatory authorities or self-regulatory organizations (e.g., FINRA) that supervise the financial markets. Substantial legal liability or significant regulatory action taken against us could have a material adverse effect on our business prospects, including our cash position.

As a U.S. public company listed on Nasdaq, we have substantial regulatory reporting obligations.

We are subject to extensive corporate governance, reporting and accounting disclosure requirements under U.S. securities laws and regulations of the SEC. These laws, as well as the listing standards of Nasdaq, impose certain compliance requirements, costs and obligations on listed companies. This requires a significant commitment of resources and management oversight. The expenses associated with being a public company include auditing, accounting and legal fees and expenses, investor relations expenses, increased directors’ fees, registrar and transfer agent fees and listing fees, as well as other expenses.

Failure to comply with the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) or the Dodd-Frank Wall Street Reform and Consumer Protection Act could potentially subject us to sanctions or investigations by the SEC or other regulatory, exchange or market authorities, and related penalties, fines and litigation.

We are subject to risks related to anti-corruption laws in effect in the United States and the non-U.S. jurisdictions where we conduct business.

We are subject to the U.S. Foreign Corrupt Practices Act (“FCPA”) and similar non-U.S. anti-corruption laws that generally prohibit companies and their intermediaries from making improper payments or providing anything of value to influence foreign government officials for the purpose of obtaining or retaining business or obtaining an unfair advantage.

Recent years have seen a substantial increase in the global enforcement of anti-corruption laws, with more frequent voluntary self-disclosures by companies, aggressive investigations and enforcement proceedings, resulting in record fines and penalties, increased enforcement activity, and increases in criminal and civil proceedings brought against companies and individuals.

We operate through subsidiaries in Kazakhstan, Uzbekistan, Kyrgyzstan, Cyprus, Germany, the United Kingdom, United States, Greece, Spain, France, Poland, Armenia, Azerbaijan, Turkey and United Arab Emirates. Enforcement officials generally interpret anti-corruption laws to prohibit, among other things, improper payments to government officials such as those of the ARDFM, CySEC, FINRA, the Federal Financial Supervisory Authority of Germany (“BaFIN”), the Center for Coordination and Development of Securities Market of the Republic of Uzbekistan, which are the principal regulatory bodies that control and monitor our operations in the respective countries in which we operate. Our internal policies and those of our subsidiaries provide for training and compliance with all applicable anti-corruption laws and regulations. Despite our training and compliance programs, it is possible that our employees, agents or independent contractors may cause us or a subsidiary to violate applicable laws. In the event that we believe or have reason to believe that our employees, agents or independent contractors have or may have caused us or a subsidiary to violate applicable anti-corruption laws, we may be required to investigate or have outside counsel investigate the relevant facts and circumstances, which can be costly and require significant time and attention from senior management. Non-compliance with these laws may result in criminal or civil penalties, which could result in a material adverse effect on our business, financial condition, result of operations and cash flows.

A failure by our subsidiaries to meet capital adequacy and liquidity requirements could affect our operations and financial condition.

As a condition to maintaining our licenses to conduct brokerage and banking activities, some of our subsidiaries must meet ongoing capital and liquidity standards, which are subject to evolving rules and qualitative judgments by government regulators regarding the adequacy of their capital and internal assessment of their capital needs. These net capital rules may limit the ability of each subsidiary to transfer capital to us. New regulatory capital, liquidity, and stress testing requirements may limit or otherwise restrict how each subsidiary utilizes its capital and may require us to increase our capital and/or liquidity or to limit our growth. Failure by our subsidiaries to meet minimum capital requirements could result in certain mandatory and additional discretionary actions by regulators that, if undertaken, could adversely affect the licenses of our subsidiaries, as well as our business, financial condition, results of operations, and cash flows.

The countries in which we operate have changing regulatory regimes, regulatory policies, and interpretations.

The countries in which we operate have differing, and sometimes conflicting, regulatory regimes governing the delivery of financial services in each country, the transfer of funds to and from such countries, and other aspects of the broker-dealer, finance, investment, banking, and insurance industries. In some jurisdictions where we operate, these provisions were promulgated during changing political circumstances, are continuing to change and may be relatively untested, particularly insofar as they apply to foreign investments by residents of various countries.

Therefore, there may exist little or no administrative or enforcement history or established practice that can aid us in evaluating how the regulatory regimes may impact our operations or our customers. It is possible that governmental policies will change or that new laws and regulations, administrative practices or policies, or interpretations of existing laws and regulations including those governing capital, liquidity, leverage, long-term debt, margin requirements, restrictions on leveraged lending or other business practices, reporting requirements and tax burdens will materially and adversely affect our activities in one or more of the countries where we operate. Further, since the history and practice of industry regulation is limited in a number of jurisdictions where we operate, our activities may be particularly vulnerable to the decisions and positions of individuals, who may change, be subject to external pressures, or administer policies inconsistently. Internal bureaucratic politics may have unpredictable and negative consequences. If we fail to develop and maintain good working relationships with local regulators, or a local regulator determines that we have violated local laws in a particular market it could negatively impact our businesses in that market and our reputation generally.

Our revenue and profitability could be affected by changes to rules and regulations that impact the business and financial sectors generally, including changes to the laws governing foreign ownership, electronic commerce, customer privacy and security of customer data. In addition, changes to laws, rules and regulations or changes in the enforcement of existing laws, rules or regulations, could:

•limit the lines of business we conduct;
•require us to reduce our ownership stake in a subsidiary;
•compel us to terminate certain lines of business in affected jurisdictions;
•require us to reduce our investment position in a particular instrument;
•result in material cost increases including our cost of capital;
•otherwise adversely affect our ability to compete effectively with other institutions that are not similarly impacted;
•require us to modify existing business practices;
•force us to relocate operations or personnel;
•require us to invest significant management attention and resources and legal costs to evaluate and make necessary changes to our compliance, risk management, treasury and operations functions;
•make it uneconomical for us to provide certain services in particular countries; and
•influence how we manage our capital and liquidity.

Our measures to prevent money laundering and terrorist financing violations may not be completely effective.

Notwithstanding the anti-money-laundering (“AML”) regulations that are in place in Kazakhstan, the EU, the U.S. and other jurisdictions in which we operate, we are subject to the risk that our subsidiaries that are financial institutions could be used as vehicles for money laundering.

Minimum standards and duties according to the anti-money laundering legislation in Kazakhstan, Cyprus, the EU, the U.S. and other jurisdictions where we operate include customer identification, analysis of the customer’s economic profile, record keeping, suspicious activity reporting, employee training, an audit function and designation of a compliance officer. Suspicious transactions must be reported on a daily basis to the relevant authorities. We comply with applicable anti-money-laundering and anti-terrorist financing laws and regulations. Our anti-money-laundering measures are based on relevant legislation. For example, Kazakhstan is a member of the Eurasian Group (an Associate Member of the FATF) and has enacted laws and regulations to combat money laundering, terrorist financing and other financial crimes. We have procedures and documents aimed at preventing money laundering and financing of terrorist activities, including a general anti-money-laundering policy, employee training, the designation of a compliance officer, internal control procedures that include a refusal policy whereby we may refuse to conduct business with suspicious entities or individuals and rules on counteracting money laundering and financing of individuals and legal entities engaged in terrorist activities. In the case of suspicious transactions, internal suspicion reports (ISRs) are submitted to the local compliance departments for initial internal investigation. In the case of confirmed suspicious transactions, such transactions are reported immediately to the relevant local financial intelligence unit (FIU).

Due to our omnibus brokerage arrangement with FST Belize, penalties and other enforcement actions could be brought against us under relevant AML/CTF laws due to breaches by FST Belize of those laws and regulation and similar laws despite the fact that we have indirect control over the activities and policies of FST Belize. Our subsidiary Freedom Finance Europe Limited has a Cross Border Correspondent Relationship Agreement with FST Belize wherein FST Belize has agreed to comply with AML/CTF controls that are applicable to brokers in the U.S. and EU, and to grant us access to its customer records for purposes of compliance monitoring upon our request. We do not have direct access to FST Belize’s customer check systems. In accordance with the Cross-Border Correspondent Relationship Agreement, Freedom Finance Europe Limited conducts random checks on a regular basis of trades received from FST Belize whereby it is able to obtain information on, and conduct customer checks on, the beneficial owners who are the beneficiaries of the relevant trades. FST Belize utilizes a third party provider platform to onboard and confirm liveness, face match and AML/sanctions screening on an ongoing basis.

In addition, we maintain omnibus brokerage accounts for certain other institutional brokerage clients, including certain Russian institutions. The order flow from these accounts represents transactions of underlying customers of the relevant institutions, which are executed by the relevant institutions through their omnibus accounts with us. While we have agreements with such institutional clients in which they have agreed to comply with AML/CTF controls that are applicable to brokers in the U.S. and EU, and we tested their frameworks and systems by regular risk-based sampling and have access to their underlying customer records for purposes of compliance monitoring, we do not have direct access to such institutional clients’ underlying customers or screening systems and as a result we cannot provide assurance that the beneficial owners who are the beneficiaries of trades being carried out through such omnibus accounts are conducting trades in compliance with applicable AML/CTF laws.

We believe that we fully comply with the reporting requirements under applicable legislation related to money laundering or terrorist financing. However, there can be no assurance that third parties will not attempt to use us as a conduit for money laundering or terrorist financing without our knowledge, nor that the measures described above will be completely effective. Any technical or other breaches of the anti-money laundering laws and regulations by us could have a material adverse effect on our business, results of operations, financial condition and cash flows.

If we violate securities laws or are involved in litigation in connection with a violation, our reputation and results of operations may be adversely affected.

Many aspects of our business involve substantial risks of liability. In our underwriting business, we are exposed to substantial liability under U.S. federal, state and non-U.S. securities laws, other U.S. federal and state and non-U.S. laws, and court decisions, including decisions with respect to underwriters’ liability and limitations on indemnification of underwriters by issuers. For example, a firm that acts as an underwriter may be held liable for material misstatements or omissions of fact in a prospectus used in connection with the securities being offered or for statements made by its securities analysts or other personnel. Our underwriting activities will usually involve offerings of the securities of smaller companies, which often involve a higher degree of risk and are more volatile than the securities of more established companies. In comparison with more established companies, smaller companies are also more likely to be the subject of securities class actions, to carry directors’ and officers’ liability insurance policies with lower limits or not at all, and to become insolvent. In addition, in market downturns, claims tend to increase. Each of these factors increases the likelihood that an underwriter may be required to contribute to an adverse judgment or settlement of a securities lawsuit.

We are subject to risks related to potential litigation.

We may be subject to legal claims from our customers and counterparties, employment-related claims and other claims. We could experience negative publicity and reputational damage as a result of lawsuits or claims, in addition to potentially significant costs incurred to defend ourselves or settle claims and judgments. Any of the foregoing could have a material adverse impact on our business, financial condition, results of operations and cash flow.

Risk Related to our Business and Operations

Our relatively limited operational history has coincided with sustained market growth which may not be predictive of future operating results.

Our legacy brokerage operations were merged into our holding company, which is a Nevada-incorporated company, in several stages between November 2015 and 2017, and we have grown rapidly over the last several years. For example, our total revenue, net (after presenting our Russian subsidiaries as discontinued operations) was U.S.$114.5 million for fiscal year ended 31 March 2020, U.S.$346.9 million for the fiscal year ended 31 March 2021, U.S.$689.8 million for the fiscal year ended 31 March 2022 and U.S.$795.7 million for the fiscal year ended 31 March 2023. Although this growth has been sustained over several years, our operational life has been relatively limited compared to longer term market and macroeconomic cycles. Our operating history has coincided with a period of general growth in the U.S. equity markets, as well as growth in the financial services and technology industries in which we operate. We therefore have not experienced any prolonged downturn or slowdown in macroeconomic or industry growth or any significant downturn in U.S. equity markets and cannot assure that we will be able to respond effectively to any such downturn or slowdown in the future. As such, our recent growth should not be considered indicative of our future performance. Further, as a result of the limited operating history of the Company in its current form, and our rapid growth during sustained favorable market and economic conditions, we have limited financial data that can be used to evaluate our future prospects, which subjects us to a number of uncertainties, including our ability to plan for, model and manage future growth and risks.

We may not be able to manage our growth effectively.

We have experienced recent rapid growth in our business over a short period. Our number of total brokerage customer accounts increased from approximately 170,000 as of 31 March 2021 to approximately 370,000 as of 31 March 2023. Our total number of employees increased from 2,546 employees as of 31 March 2021 to 3,689 employees as of 31 March 2023. Our total assets increased by 119% to U.S.$5.1 billion as of 31 March 2023 from U.S.$2.3 billion as of 31 March 2021. In addition, we have made a number of recent significant acquisitions, including the acquisitions of Bank Freedom Finance Kazakhstan JSC and Freedom Capital Markets in December 2020, and Freedom Finance Life JSC and Freedom Finance Insurance JSC in May 2022. We also expect to make other significant acquisitions in the future.

There is no guarantee that we will be able to achieve a positive return on the investment we make in the general expansion of our business. Moreover, our overall growth has required and will continue to require significant allocation of capital and management resources, further development of our financial, internal controls and information technology systems, continued upgrading and streamlining of our risk management systems and additional training and recruitment of management and other key personnel. At the same time, we must maintain a consistent level of client services and current operations to avoid loss of business or damage to our reputation. If we fail to adequately manage growth, such failure may have a material adverse effect on our business, results of operations, financial condition and cash flows.

We anticipate that acquisitions will continue to play a key role in our growth strategy, but we may be unable to identify, acquire, complete or integrate acquisition targets successfully.

Acquisitions have been, and continue to be, a significant component of our growth strategy. However, there can be no assurance that we will be able to continue to grow our business through acquisitions as we have done historically, that businesses acquired will perform in accordance with our expectations or that business judgments concerning the value, strengths and weaknesses of businesses acquired will prove to be correct.

We will continue to analyze and evaluate the acquisition of strategic businesses or product lines with the potential to strengthen our industry position, expand our customer base or enhance our existing service offerings. There is no assurance that we will identify or successfully complete transactions with suitable acquisition candidates in the future, nor is there assurance that completed acquisitions will be successful.

In addition, there are substantial risks associated with acquisitions and expansion into new business areas, including risks that (i) our unfamiliarity with new lines of business may adversely affect the success of such acquisitions, (ii) revenue from such activities might not be sufficient to offset the development, regulatory and other implementation costs, (iii) competing products and services and shifting market preferences might affect the profitability of such activities, and (iv) our internal controls might be inadequate to manage the risks associated with new activities. There is also substantial cost and time expended to complete post-closing integration of acquisitions, including human resource training, data and technology systems and operational processes. We may also incur potential dilution of our brand, assumption of known and unknown liabilities, indemnities and potential disputes with the sellers. Any such difficulties could disrupt our ongoing business, distract our management and employees, increase our expenses and adversely affect our results of operations. Furthermore, we cannot provide any assurance that we will realize the anticipated benefits and/or synergies of any such acquisition or investment.

We rely on our relationship with FST Belize for a significant percentage of our revenue, which exposes us to several risks.

Timur Turlov established FST Belize in July 2014. FST Belize was established to provide investors in Russia and Kazakhstan with easier access to the U.S. securities markets than a Russian or Kazakhstan company could provide, due to applicable regulations in Russia and Kazakhstan at the time, which imposed restrictions on foreign currency accounts, required mandatory securities custody in-country, and limited access to foreign securities, unless listed on local exchanges. When our legacy brokerage operations were merged into the Company beginning in November 2015, FST Belize remained outside of the Company’s group. We have conducted, and continue to conduct, a significant amount of business with FST Belize through its omnibus accounts with our Freedom Finance Europe Limited subsidiary and though omnibus accounts that Freedom Finance Europe Limited holds with FST Belize. In year ended 31 March 2023, approximately 61% of our fee and commission income was derived from transactions with FST Belize. The majority of the order flow from FST Belize to Freedom Finance Europe Limited represents transactions of customers of FST Belize, which are executed by FST Belize through its omnibus accounts with Freedom Finance Europe Limited.

The significant amount of business we conduct with FST Belize subjects us to certain risks. In particular, related party transactions are generally regarded as increasing the risk of misstatements or omissions in financial reporting, the risk of transactions being done on other than arm’s length terms due to the close ties between the parties involved and the risk of regulatory non-compliance. In particular, this arrangement subjects us to the risk of penalties and other enforcement actions under relevant AML/CTF laws that could result from breaches by FST Belize of those laws and regulations, economic sanctions and similar laws despite the fact that we have no direct control over the activities or policies of FST Belize. We estimate that, as of 31 March 2023, approximately 40% of the brokerage customers of FST Belize were Russian persons. In addition, the large extent of our related party transactions with FST Belize could have an adverse effect on our relationships with applicable regulators.

While we intend to reduce the amount of transactions conducted under our omnibus brokerage arrangement with FST Belize over time and to ultimately eliminate such arrangement, and our fee and commission income from transactions with FST Belize has decreased in each of the past four financial quarters including the quarter ended 31 March 2023, there can be no assurance as to the extent or timing of our reducing or eliminating such transactions going forward. A failure by us to reduce the level of our related party transactions with FST Belize could have an adverse effect on our business, financial condition, results of operations, prospects and cash flows.

Competition in the markets in which we operate may result in a decrease in our market share and/or profitability.

We face intense competition in each of the markets where we offer our services. We compete with international, regional and local brokerage, banking, and financial services firms that offer an array of financial products and services. Many of the firms with which we compete are larger, provide additional and more diversified services and products, provide access to more international markets, and have greater technical and financial resources. If we fail to compete effectively with other retail brokerage and financial services firms, or potential new entrants to the market, this could have a material adverse effect on our business, results of operations, financial condition and cash flows.

We could suffer significant losses from credit exposure.

We are exposed to credit risk, primarily from institutions and individuals through the brokerage services we offer. We incur credit risk in a number of areas, including margin lending. We extend margin loans to our customers. As of 31 March 2023, we had margin lending receivables in the amount of U.S.$376.3 million. When we purchase securities on margin, enter into securities repurchase agreements or trade options or futures, we are subject to the risk that we, or our customers, may default on those obligations when the value of the securities and cash in our own proprietary or in the customers’ accounts falls below the amount of the indebtedness. Abrupt changes in securities valuations and the failure to meet margin calls could result in substantial financial losses. Margin loans are collateralized by cash and securities in the customers’ accounts. The risks associated with margin credit increase during periods of fast market movements, or in cases where collateral is concentrated, and market movements occur. During such times, customers who utilize margin loans and who have collateralized their obligations with securities may find that the securities have a rapidly depreciating value and may not be sufficient to cover their obligations in the event of a liquidation. We are also exposed to credit risk when our customers execute transactions, such as short sales of options and equities that can expose them to risk beyond their invested capital. Because we indemnify and hold harmless our clearing houses and counterparties from certain liabilities or claims, the use of margin loans and short sales may expose us to significant off-balance-sheet risk in the event that collateral requirements are not sufficient to fully cover losses that customers may incur and those customers fail to satisfy their obligations. The amount of risk to which we are exposed from the margin lending we extend to our customers and from short sale transactions by our customers is potentially unlimited and not quantifiable as the risk is dependent upon analysis of a potential significant and undeterminable rise or fall in stock prices. As a matter of practice, we enforce real-time margin compliance monitoring and liquidate customers’ positions if their equity falls below established margin requirements.

In addition, we have exposure to credit risk from our digital mortgage program in Kazakhstan. Although we take part in a government mortgage program whereby the Kazakhstan government funds the amount of approved mortgages, we service the mortgages and remain liable for mortgage in the event of default, but we are protected by our security interest in the real property. As such, significant mortgage defaults in Kazakhstan could adversely affect our banking operations and the ultimate success of our digital mortgage product.

We also have exposure to credit risk associated with our proprietary investments. We rely on the use of credit arrangements as a significant component of our trading strategy. Our investments are subject to price fluctuations as a result of changes in the financial markets’ assessment of credit quality. Loss in securities value can negatively affect our financial performance and earnings if our management determines that such securities are other-than-temporarily-impaired (“OTTI”). The evaluation of whether OTTI exists is a matter of judgment, which includes the assessment of several factors. If our management determines that a security is OTTI, the cost basis of the security may be adjusted, and a corresponding loss may be recognized in current earnings. Deterioration in the value of securities held in our proprietary portfolio could result in the recognition of future impairment charges. Even if a security is not considered OTTI, if we were forced to sell the security sooner than intended, we may have to recognize an unrealized loss at that time.

While we have policies and procedures designed to manage credit risk, the policies and procedures may not be fully effective to protect us against the risk of loss.

Our ability to meet our obligations, and the cost of funds to do so, depend on our ability to access identified sources of liquidity at a reasonable cost.

Liquidity risk is the risk that we will not be able to meet our obligations, including financial commitments, as they come due. This risk is inherent in our operations and can be heightened by a number of factors, including an over-reliance on a particular source of funding, changes in credit ratings or market-wide phenomena such as market dislocation and major disasters. We fund ourselves principally by issuing long-term debt instruments, from deposits at our bank subsidiary, by issuing hybrid financial instruments and from cash flow from operations.

The proportion of our funding represented by customer deposits has been increasing, and we intend to for this proportion to continue to increase going forward as part of our funding strategy. We obtain deposits directly from retail and commercial customers and through brokerage firms that offer our deposit products to their customers. However, customer deposits are subject to fluctuation due to certain factors outside our control, such as increasing competitive pressures for retail or corporate customer deposits, changes in interest rates and returns on other investment classes, or a loss of confidence by customers in us or in the banking sector generally, any of which could result in a significant outflow of deposits within a short period of time. To the extent there is heightened competition among Kazakhstan banks for retail customer deposits, this competition may increase the cost of procuring new deposits and/or retaining existing deposits, and otherwise negatively affect our ability to grow our deposit base. An inability to grow, or any material decrease in, our deposits could have a material adverse effect on our ability to satisfy our liquidity needs.

Maintaining a diverse and appropriate funding strategy for our assets consistent with our wider strategic risk appetite and plan remains challenging, and any tightening of credit markets could have a material adverse impact on us. In particular, there is a risk that corporate and financial institution counterparties may seek to reduce their credit exposures to banks and other financial institutions, which may cause funding from these sources to no longer be available. Under these circumstances, we may need to seek funds from alternative sources, potentially at higher costs than has previously been the case or may be required to consider disposals of other assets not previously identified for disposal, to reduce our funding commitments. Widening credit spreads, as well as significant declines in the availability of credit, have in the past adversely affected our ability to borrow on a secured and unsecured basis and may do so in the future. If our available funding is limited or we are forced to fund our operations at a higher cost, these conditions may require us to curtail our business activities and increase our cost of funding, either of which could reduce our profitability, particularly in our businesses that involve investing, lending and market making.

We may need to raise additional capital, and we cannot be sure that additional financing will be available or available on attractive terms.

To satisfy or refinance existing obligations, support the development of our business, adapt to changing business conditions or carry out our growth strategy through acquisitions, we may require additional cash resources. If our existing resources are insufficient to satisfy our cash requirements, we may seek to sell additional equity or debt securities or obtain other borrowings, and we cannot be certain that such additional financing would be available on terms acceptable to us or at all. The sale of additional equity securities could result in dilution to our stockholders, and additional indebtedness would result in increased debt service costs and obligations and could impose operating and financial covenants that would further restrict our operations.

Reductions in our credit ratings or an increase in our credit spreads could adversely affect our business, liquidity and cost of funding.

On October 31, 2023, S&P Global Ratings affirmed the long-term credit rating of Freedom Holding Corp. at the “B-“ level and long-term and short-term credit ratings of Freedom Finance JSC, Freedom Finance Europe Limited, Freedom Finance Global PLC and Bank Freedom Finance Kazakhstan JSC at the “B/B” level. The ratings of Freedom Finance JSC and Bank Freedom Finance Kazakhstan JSC on the national scale were confirmed at the level of “kzBB+”. S&P Global Ratings revised the outlook on Freedom Holding Corp. and its core subsidiaries to negative.

On August 24, 2023, S&P Global Ratings placed the ratings of FRHC, Freedom Finance JSC, Freedom Finance Europe Limited, Freedom Finance Global PLC and Bank Freedom Finance Kazakhstan JSC on CreditWatch with negative implications. Reasons provided by S&P Global Ratings for the CreditWatch designation included the risk that certain disclosures in the FRHC’s annual report and recently published allegations by a third party could lead to a loss of critical counterparties and potentially weaken the FRHC’s franchise. On October 31, 2023, S&P Global Ratings removed the ratings of FRHC and its core subsidiaries from CreditWatch on the basis that the immediate fallout from the allegations published by a third party was relatively contained.

Freedom Finance Life JSC has a long-term issuer credit and financial strength rating of of “BB-” (stable outlook) and a rating on the Kazakhstan national scale of “kzA-” with a stable outlook, and Freedom Finance Insurance JSC has a “B+” rating (stable outlook) and “kzBBB” Kazakhstan national scale rating with stable outlook, in each case from Standard & Poor’s. These ratings were affirmed by Standard & Poor’s on August 24, 2023.

Reductions in our credit ratings may adversely affect both our ability to obtain long-term funding and our credit spreads and resulting cost of such funding. Our cost of obtaining long-term unsecured funding is directly related to our credit spreads (the amount in excess of the interest rate of benchmark securities that we need to pay). Increases in our credit spreads can significantly increase our cost of this funding. Changes in credit spreads are continuous, market-driven, and subject at times to unpredictable and highly volatile movements. In addition, decreases in the credit rating of Freedom Finance JSC, or FRHC as its owner, may affect Freedom Finance JSC’s brokerage license and impose certain requirements on FRHC as its owner with respect to Freedom Finance JSC’s investment portfolio management capacity. Decreases in the credit rating of Bank Freedom Finance Kazakhstan JSC may also impose certain requirements on FRHC as its owner with regard to its regulatory status as a bank holding company in Kazakhstan.

Our investments expose us to a significant risk of capital loss.

We use a significant portion of our capital to engage in a variety of investment activities for our own account, as well as in our exchange-based market making activities. As of 31 March 2023, our assets included U.S.$2.4 billion of trading securities, approximately 52.6% of which consisted of corporate debt securities and approximately 42.7% of which consisted of non-U.S. sovereign debt securities. We have relied on leverage, including by entering into reverse repurchase agreements, repurchase agreements, securities borrowed and securities loaned transactions, to increase the size of our proprietary securities portfolio. As a result, we may face risks of illiquidity, loss of principal and revaluation of assets. The companies in which we invest may concentrate on markets which are or may be disproportionately impacted by pressures in the sectors on which they focus, and their existing business operations or investment strategies may not perform as projected. As a result, we may suffer losses from our investment activities. Our proprietary portfolio is concentrated in the sovereign debt instruments of a few non-U.S. countries and debt and equities of a number of companies. A consequence of this investment strategy is that our investment returns could be materially and adversely affected if these investments do not perform as anticipated or if the market performs differently than we forecast. Moreover, because we rely on leverage in our portfolio, when an investment does not perform within the time horizon we project, we face the risk of either having to close the position at a time when the market price or liquidity might be unfavorable or extending financing arrangements beyond the time frame initially anticipated, which can result in paying higher financing costs than projected. If a significant investment such as this fails to perform as anticipated our return on investment, liquidity, cash flow, financial condition and results of operations could be materially negatively affected, and the magnitude of the loss could be significant.

Substantially all of our investing and market-making positions are marked-to-market on a daily basis and declines in asset values directly and immediately impact our earnings. Although we may take measures to manage market risk, such as employing position limits, hedging and using quantitative risk measures, we may incur significant losses from our trading activities due to leverage, market fluctuations, currency fluctuations and volatility. To the extent that we own assets, i.e., have long positions, a downturn in the value of those assets or markets could result in losses. Conversely, to the extent we have sold assets we do not own, i.e., have short positions, an upturn in those markets could expose us to potentially large losses as we attempt to cover our short positions by acquiring assets in a rising market. We cannot give assurance that our investing and market-making strategies will be effective in all situations or that those activities will always be profitable. For example, an increase in interest rates, a general decline in debt or equity markets, an inability to properly and cost effectively hedge, economic slowdowns, delays in timing of anticipated events, an inability to identify and engage suitable counterparties, or other market conditions adverse to entities or investments of the type in which we invest or for which we make markets, or other world events, such as wars, including the Russia-Ukraine conflict, natural disasters or the outbreak of a pandemic such as Covid-19, could result in a decline in the value of our investments. Additionally, changes in existing laws, rules or regulations, or judicial or administrative interpretations thereof, or new laws, rules or regulations could have an adverse impact on our investments.

We are dependent upon our relationships with third-party U.S.-registered securities broker-dealer and clearing firms to receive and transmit securities and funds internationally.

We provide our brokerage customers with access to the U.S. stock markets, and a significant amount of our brokerage business relates to trading in U.S.-listed securities by our brokerage customers. Our Freedom Capital Markets subsidiary is not a licensed clearing firm. We rely on the services of a limited number of third-party U.S.-registered securities broker dealer and clearing firms to execute these trades. In executing purchase transactions, we transmit the funds invested by our customers to the relevant U.S.-registered securities broker-dealer and clearing firms, which execute the purchases of the securities. In executing sales, funds from the sale of securities are transmitted from such U.S.-registered securities broker dealer and clearing firms back to us through international banking electronic transfers. We also routinely evaluate opportunities to establish relationships with other U.S.-registered securities broker-dealer and clearing firms. While part of our strategy is to consider acquiring an ownership interest in a self-clearing company in the United States in the future on an opportunistic basis in order to provide us additional access to the U.S. stock markets, there can be no assurance that we will ultimately do so. Damage to or the loss of our relationships with the U.S. registered securities broker-dealer and clearing firm on which we currently rely could impair our ability to continue to provide our customers access to the U.S. markets at the volumes and in the manner they are accustomed to and could result in higher transaction costs for us or our customers, any of which could have a material adverse impact on our business, results of operations, and financial condition.

We may suffer significant loss from changes in the KASE’s requirements related to the discount coefficients on the securities in securities repurchase transactions.

As part of our investment activities, both as an intermediary between borrowers and lenders and on a proprietary basis, we raise funds through repurchase transactions on the KASE. Our short-term financing is primarily obtained through securities repurchase arrangements. The securities we pledge as collateral under repurchase agreements are liquid trading securities with market quotes and significant trading volume. Depending on the reliability of the instrument used to secure the repurchase transaction, the KASE has established the size of the discount for securities. The discount is a decreasing coefficient that sets the maximum borrowing amount for repurchase transactions in relation to each individual instrument. In the event of unexpected changes in the terms of the discount, we may incur financial losses associated with the need to sell securities to cover liquidity at a cost disadvantageous to us, or due to the need to borrow necessary funds at higher rates.

Our modeling and assumptions used in assessing risks in our insurance business may differ materially from actual results.

We use modeling and forecasts to estimate exposures, loss trends and other risks, and to assist us in decision-making related to underwriting, pricing, capital allocation, and other issues associated with our insurance businesses. Our models and forecasts are subject to various unverifiable assumptions, uncertainties, model design errors, complexities and inherent limitations, including those arising from the use of historical internal, industry, and unverified, third party-provided data and assumptions. If, based upon these models, forecasts or other factors, we misprice our products or fail to correctly estimate the associated risks, our business, results of operations, financial condition and cash flows may be materially adversely affected.

We also establish and monitor underwriting guidelines and an approval process for assessing and addressing risks and their limits; however, we cannot assure that the assumptions our guidelines and limits are based on, or the analysis of those assumptions, are correct or will accurately reflect future results. As a result, we cannot be assured that these guidelines and approval process will be effective in mitigating our underwriting risks.

In our insurance business, we may not be able to obtain reinsurance at required levels or prices, or otherwise collect on reinsurance, which could increase our exposure or limit our ability to write new policies.

The availability and cost of reinsurance are dependent on market conditions beyond our control. As a result, reinsurance may not be continuously available to us to the extent and on the terms, we require to write new business. If we cannot obtain reinsurance or purchase reinsurance at acceptable prices, we would have to either accept an increase in our exposure or reduce our insurance exposure by limiting writing new policies that we think necessitate reinsurance protections, either of which could have a materially adverse effect on our insurance businesses.

Further, our reinsurance programs have counterparty risk that may result in uncollectible claims. Collectability from reinsurers is subject to factors such as whether reinsurers have the financial capacity to make payments, whether insured losses meet the conditions of the reinsurance contract, and whether the reinsurer otherwise disputes coverage. Our inability to recover from reinsurers, for any reason, could have a material effect on our results of operations, financial condition and business prospects.

We are dependent on our executive management team, particularly Timur Turlov, and our ability to hire and retain skilled personnel.

We depend on the efforts, skills, reputations and business contacts of our executive management team, in particular Timur Turlov, and the management teams of our subsidiaries. These individuals have made significant contributions to our success, and we believe our success moving forward depends, to a significant extent, on the experience of these individuals, whose continued service is not guaranteed. If certain individuals leave or are otherwise no longer available to us for any reason, we may not be able to replace them with comparable capable personnel. Due to Mr. Turlov’s importance to our company, we would be materially adversely affected if Mr. Turlov ceased to actively participate in the management of our business or left the company entirely. We do not hold “key man” life insurance on Mr. Turlov or any of our other officers or directors.

In addition to the importance of Mr. Turlov and other executive management in our continued growth and success, we are dependent, in part, on our continued ability to hire, adequately train and retain skilled employees. The pool of experienced and qualified employee candidates is limited in some of the geographical areas where we conduct business, and competition for skilled employees can be significant. Additionally, we rely on experienced managerial, marketing and support personnel to effectively manage and operate our business. If we fail in engaging and retaining skilled employees and other personnel or if we experience a loss of such personnel, we may be unable to meet our objectives and, as a result, our business may suffer.

Extraordinary events beyond our control could negatively impact our business.

Our business and operations could be seriously disrupted, and our reputation could be harmed by events or contributing factors that are wholly or partially beyond our control. The occurrence of such extraordinary events, including the emergence of pandemics or other widespread health emergency (or concerns over the possibility of such an emergency); persistent or recurring endemics; political discord and civil unrest; terrorist attacks; cyber-attacks; war and armed conflict (including but not limited to the Russia-Ukraine conflict); extreme weather events or other natural disasters; failure of, or loss of access to, technology or operational systems, including any resulting loss of critical data; power, telecommunications or internet outages; or shutdowns of mass transit, could create, and in the cases of Covid-19, civil unrest in Kazakhstan in January 2022, and the Russia-Ukraine conflict, have created, and may continue to create, economic, governmental and financial disruptions, and could lead to operational difficulties (including shutdowns of our offices, quarantine, shelter in place and travel limitations) that could impair our ability to operate our business.

Risks Related to Information Technology and Cyber Security

Our brokerage, financial services, and banking operations are highly dependent on the continued and proper functioning of our information technology systems.

Our brokerage, financial services and banking businesses are highly dependent on processing, daily, a large number of communications and increasingly complex transactions across diverse markets, in various languages. These communications and transactions are accomplished primarily through electronic information technology systems (“IT”) that are comprised of a wide array of computer systems, software, server and network hardware, internet connectivity and underlying infrastructure that enable them to function. The financial, accounting, or other data processing systems we or the firms that clear transactions on behalf of our customers use may fail to operate properly, become disabled, or otherwise become unavailable, as a result of events that are wholly or partially beyond our control.

Events causing failures of our systems may include a disruption of electrical, communications, internet or other infrastructure, or related services, or our inability to access or use one or more of our facilities, as a result of any number of occurrences, including, but not limited to, the outbreak of a pandemic such as Covid-19, social unrest such as occurred in Kazakhstan in January 2022, or armed conflict such as the Russia-Ukraine conflict. For example, during the transition to the new calendar year 2023, Bank Freedom Finance Kazakhstan Bank JSC experienced a technical failure in processing transactions on its Multi Invest cards, because of which it incurred losses of approximately U.S.$3 million. After the error was identified, measures were taken to rectify the issue and provide for timely synchronization of the balances going forward.

If any of these systems do not operate properly or are disabled or otherwise unavailable, or if there are other shortcomings or failures in our internal processes, personnel, or systems related to the electronic communications and functionality our operations depend on, we could suffer impairment to our liquidity, financial loss, a disruption of business, liability to customers, regulatory intervention, or reputational damage. The inability of our systems to accommodate an increasing volume of transactions could also constrain our ability to expand our business operations.

Our “Tradernet” electronic trading platform is proprietary technology that plays a key role in both our customers’ use of our services and for other important aspects of our business. Errors, failures, delays, interruptions, disruptions, vulnerabilities, bugs, incompatibility, obsolescence, or similar issues with Tradernet, or the software or systems upon which Tradernet relies for its functionality, however caused, could result in business disruptions, financial loss, reputational damage, and other adverse impacts on our business.

We interact with large volumes of sensitive data that exposes us to IT breaches and other data security risks and liabilities.

Our operations rely on the secure processing, storage, and transmission of confidential, personal, financial, and other information in our computer systems and networks. Our ability to operate our business, and specifically our electronic trading platform, Tradernet, depends on our ability to protect the computer systems, networks and databases that we operate and use from unauthorized intrusions of third parties, including cyber-attacks. Our computer systems, software, and networks may be vulnerable to unauthorized access, computer viruses, spyware or other malicious code, and other evolving cyber security threats.

The occurrence of one or more of these events could: (a) jeopardize confidential and other information processed by, stored in, and transmitted through our computer systems and networks or the computer systems and networks of our customers or other third parties with whom we conduct business; or (b) otherwise cause interruptions or malfunctions in our operations or the operations of our customers or third parties with whom we conduct business. In addition, new and expanding data privacy laws and regulations are, or soon will be, in effect in many of the jurisdictions where we conduct business. These pose increasingly complex compliance challenges, which may increase compliance costs, and compliance failures could result in significant fines, penalties and liability.

We have previously experienced cyber security incidents which breached our information systems, but these were contained by our response teams and generated negligible impacts. There is also a possibility that we are not currently aware of certain undisclosed vulnerabilities in our IT systems and other assets. There is an increased likelihood that escalation of tensions from the Russia-Ukraine conflict could result in cyber-attacks that could either directly or indirectly impact our operations. Although our subsidiaries have implemented cyber security strategies for mitigating these risks, we cannot be sure that our network and information technology systems will not be subject to such issues, or, if they are, that we will be able to maintain the integrity of our customers’ and employees’ data or that malware or other technical or operational issues will not disrupt our network or systems and cause significant harm to our operations. If our services are affected by attacks or malware and this degrades our services, our products and services may be perceived as being vulnerable to cyber risk and the integrity of our data protection systems may be questioned. As a result, users and customers may curtail or stop using our products and services, and we might incur reputational damage, litigation exposure, regulatory fines, penalties, reimbursement, or other compensatory costs.

As of the date of this report, most of our employees have returned to working on site rather than remotely, which we believe lessens the overall IT risks associated with widespread remote work. However, possible outbreaks or other events occur in the future, we may again be required to move a significant portion of our workforce to working remotely. We continue to use risk management and contingency plans and other precautions designed to address the heightened risk of cyber security breaches resulting from a significant remote work force. However, we cannot assure that such measures will continue to adequately protect our business in the event of future transitions of our workforce to remote working, as remote working environments may be less secure and more susceptible to cyber security threats.

We do not maintain insurance policies to mitigate these risks because such insurance may not be available or may be more expensive than the perceived benefit. Any insurance that we may purchase to mitigate certain risks may not cover all losses.

The infrastructure on which our IT systems depend is subject to events that could interrupt our ability to operate.

The infrastructure upon which our operations and IT systems depend, including electrical communications and internet, and transportation and other services, are vulnerable to damage or disruptions from events outside our control, including natural disasters, military conflicts, power, telecommunications and internet unavailability or outages, terrorist acts, riots, government shutdown orders, changes in government regulation, equipment or system failures or an inability to access or operate such equipment or systems, human error or intentional wrongdoings, cyber-attacks or any other types of information technology security threats.

In addition, as we operate in emerging markets which may have an increased threat of terrorism, military conflict, social unrest or governmental interference with infrastructure, which could result in property damage, business interruption and damage to our brand or reputation. The local authorities may order our subsidiaries to temporarily shut down their entire networks or part or all of our networks may be shut down due to actions relating to military conflicts, social unrest or a nationwide strike. For example, during the social unrest in Kazakhstan that occurred in January 2022, the Kazakhstan government temporarily shut down access to the internet in the country, which resulted in severance of internal communications within our Kazakhstan subsidiaries.

Because we have employees in several locations in Kazakhstan, Uzbekistan, Kyrgyzstan, Azerbaijan, Germany, Spain, Greece, France, the UAE, the UK, the U.S. and Cyprus, all of whom need to work and communicate as an integrated team, the functionality of the infrastructure affects our ability to conduct business. If a disruption occurs in one location and our employees in that location are unable to communicate with or travel to other locations, our ability to serve and interact with our customers may suffer. While we have contingency plans in place to address such issues, these plans may not always be deployed successfully or be adequate to fully offset the impacts of such disruptions. We do not maintain insurance policies to mitigate these risks because such insurance may not be available or may be more expensive than the perceived benefit. Further, any insurance that we may purchase to mitigate certain risks may not cover all losses.

In addition, the computers and data centers that process our trades and payments are in the same locale. If a catastrophic event were to occur at such a locale it may result in permanent data loss. More generally, substantial property and equipment loss, and disruption in operations as well as any defects in our systems or those of third parties or other difficulties could expose us to liability and materially adversely impact our business, financial condition and results of operations. In addition, any outage or disruptive efforts could adversely impact our reputation and other aspects of our business.

Failure of third-party systems and operations on which we rely could adversely affect our business.

We rely on certain third-party computer systems or third-party service providers, including clearing systems, other broker-dealers, exchange systems, banking systems, internet service, co-location facilities, communications facilities, and other facilities. Any interruption in these third-party services, or deterioration in their performance, could be disruptive to our business. If our arrangement with any third-party is terminated, we may not be able to find an alternative source of systems support on a timely basis or on commercially reasonable terms. This could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Funds invested by our customers in securities of U.S. companies are transmitted by us to U.S. registered securities broker-dealer and clearing firms. Funds from the sale of securities are transmitted from such U.S. registered securities broker-dealer and clearing firms back to us through international banking electronic transfers, which can experience clerical and administrative mistakes, be subject to technical interruption, be delayed, or otherwise fail to work as planned. We do not have any control over these funds’ transfers. Failures or substantial delays in funds transfers could impair our customer relationships. Damage to or the loss of our relationships with these U.S. registered securities broker-dealer and clearing firms could also impair our ability to continue to offer such services to our customers which could have a material adverse impact on our business, results of operations, financial condition, and cash flows.

Our success also depends on the continued availability, development, and maintenance of the internet infrastructure globally and particularly in the countries in which we operate. This includes maintenance of a reliable network backbone with the necessary speed, data capacity and security for providing reliable internet services. Any disruption in network access provided by third parties or any failure by them to handle current or higher future volumes of use may significantly harm our business. We have experienced and expect to continue to experience interruptions and delays in service from time to time. Furthermore, we depend on hardware and software suppliers for prompt delivery, installation and service of servers and other equipment to deliver our services.

In connection with the Russia-Ukraine conflict, the Russian authorities have placed increased restrictions on access to the internet, including limiting global internet connections for Russian users, restricting access to certain internet sites and imposing regulations governing various information technology service providers. These restrictions increase the risks that we will not be able to adequately or timely communicate with customers who are Russian person to provide our services and could result in the loss of such business.

To remain competitive, we must keep pace with rapid technological change.

The global securities industry is characterized by rapidly changing technology, shifting industry standards and evolving trading systems, practices and techniques. Our customers’ needs and demands fluctuate with these changes. We are focused on anticipating and developing technologies to meet the constantly changing demands of the market through ongoing enhancement of our products, services and platforms. If our platforms and systems do not operate properly, are slow to market, provide customers with a poor user experience, or are non-competitive with the offering of our competitors, we could experience a loss in business that could reduce our earnings or cause a loss of revenue.

Our “Tradernet” electronic trading platform is proprietary technology that has taken substantial resources and time to build and requires continued development to remain competitive with other trading platforms. Adoption or development of superior platforms or technologies by our competitors may require us to devote substantial resources to the further development of Tradernet, or other platforms, to remain competitive. Our future success will depend in part on our ability to develop, adapt or acquire up-to-date technology that meets ever evolving industry standards. We may not always be correct or timely in our assessment of how technological changes may impact our business. If we are unable to develop, adapt to, access or acquire technology that meets or exceeds industry standards on a timely and cost-effective basis, which could materially and adversely impact our business, financial condition and results of operations.

For example, in Kazakhstan we have developed an online-based platform that integrates Kazakhstan government databases with our services, making our service offerings faster and more convenient than services without such integration. We do not control the relevant government databases and cannot guarantee that we will always have access to such databases or proper functionality with such databases. For us to expand this type of integrated product outside of Kazakhstan, we would be reliant on similar databases being available and able to integrate with our systems in the jurisdictions to which we expand, the availability of which will likely vary greatly among jurisdictions.

Furthermore, many of our competitors are larger, more experienced and have greater resources to devote to the development of new technologies and services. If we are unable to keep pace with their development efforts our customers may find our platforms and services less compelling, which could lead to customer losses or a reduction in the revenue we generate from our product and service offerings.

Risks Related to Our Operations in Emerging Markets

Emerging markets, such as many of the markets in which we operate, are subject to greater risks than more mature markets, including significant political, economic and legal risks.

Generally, investments in emerging markets are only suitable for sophisticated investors who fully appreciate the significance of the risks involved. Investors in emerging markets should be aware that these markets are subject to greater risk than more mature markets, including in some cases significant political, economic and legal risks, including:

•difficulties in enforcing legal rights;

•corruption in certain countries;
•economic volatility and sustained economic down turns;
•restrictive changes in securities brokerage, financial services and banking laws;
•differing and sometimes conflicting legal and regulatory regimes;
•unpredictable, uncertain and potentially adverse changes to tax regimes;
•difficulties in developing, staffing, and simultaneously managing a number of international operations;
•risks related to government regulation;
•uncertain protection and enforcement of our intellectual property rights;
•uncertain and changing judicial and regulatory environments and requirements;
•currency exchange rate fluctuations and currency exchange controls;
•procuring adequate insurance; and
•political or social unrest, including domestic protests such as occurred in Kazakhstan in January 2022 and international conflicts, such as the Russia-Ukraine conflict.

Emerging market governments and judiciaries often exercise broad, unchecked discretion and are susceptible to abuse and corruption. Investors should also note that emerging economies such as Kazakhstan are subject to rapid change and that the information set out herein may become outdated relatively quickly. Moreover, financial, political or social turmoil in any emerging market country can disrupt the local securities markets.

We are exposed to foreign currency fluctuation risks.

Because our business is conducted in multiple countries, we face exposure to movements in foreign currency exchange rates. This exposure may change over time as business practices evolve and can have a material impact on our financial statements. Our functional currency is the U.S. dollar. The functional currencies of our subsidiaries include the Kazakhstan tenge, the euro, the Ukrainian hryvnia, the Uzbekistan som, the Kyrgyzstan som, the Azerbaijan manat, the Armenian dram, the British pound sterling and the United Arab Emirates dirham. For financial reporting purposes, those currencies are translated into U.S. dollars as the reporting currency. Assets and liabilities are translated at the exchange rate in effect at the balance sheet dates. Revenues and expenses are translated at the average rate of exchange prevailing during the reporting period. As the value of the functional currencies of our subsidiaries weakens against the U.S. dollar, we may realize losses arising as a result of translating such foreign currencies to U.S. dollars. Conversely, as the value of the U.S. dollar weakens against the functional currencies of our subsidiaries, we may realize gains arising as a result of currency translation.

Fluctuations in currency exchange rates have had, and will continue to have, an impact on our results of operations. For example, the countrywide unrest in Kazakhstan in January 2022 and again following the onset of the Russia-Ukraine conflict the government of Kazakhstan imposed rules that included strict restrictions on currency operations between residents and non-residents. Such rules may be imposed when the applicable regulator believes there exists a serious threat to the stability of payment balances, the foreign currency market or economic security and can have a significant impact on currency rate fluctuation.

In February and March 2022, the Kazakhstan tenge and Russian ruble depreciated significantly against major foreign currencies amid the geopolitical situation related to Russia-Ukraine conflict. However, Kazakhstan and Russia have since been able to strengthen the tenge and Russian ruble, respectively, with capital controls and higher interest rates, bringing them closer to pre-conflict levels. These fluctuations in our operating currencies resulted in losses on foreign exchange operations during the fourth quarter of fiscal year ended 31 March 2022 and subsequent improvement in the first quarter of year ended 31 March 2023 as those currencies recovered. We cannot assure you that such currency exchange rate fluctuations will not adversely impact our operating results, cash flows and financial condition in the future. While we may employ strategies to hedge against currency fluctuations, the use of such strategies can also result in the loss of potential benefits that might result from favorable exchange rate fluctuations.

We face interest rate change risks.

Fluctuations in interest rates can impact our earnings. Declines in interest rates can have a detrimental effect on the interest we earn. A rise in interest rates could negatively impact us if we hold securities that have an inverse relationship with interest rates or where market conditions or the competitive environment induces us to raise our interest rates or replace deposits with higher cost funding sources without offsetting increases in yields on interest-earning assets.

To reduce the negative impact of sanctions and other actions related to the Russia-Ukraine conflict on the Kazakhstan economy, the NBK raised the base rate from 10.25% to 16.75% per annum. The base rate was increased to produce a rise in deposit rates to levels needed to compensate for increased depreciation and inflation risks. This was needed to support financial and price stability and protect the savings of Kazakhstan citizens from depreciation. Russia similarly raised interest rates during this period. The rate increases contributed to a significant net loss on our trading securities, largely due to the revaluation of our bond positions. Further interest rate hikes in the future could have similar negative effects.

The economies of Kazakhstan and other countries in which we operate are vulnerable to external shocks and fluctuations in the global economy.

Shocks and fluctuations to the global economy may adversely impact Kazakhstan and the other countries in which we operate. For example, a substantial amount of our operations is conducted in Kazakhstan. We estimate that, for year ended 31 March 2023, approximately 68% of our total revenue and approximately 79% of our total net income was attributable to our operations in Kazakhstan, and as of 31 March 2023, approximately 84% of our total assets were attributable to our operations in Kazakhstan. Kazakhstan’s economy and finances have been adversely affected by global financial developments and political changes. Real GDP growth decreased from 4.2% in 2014 to 1.2% in 2015 and 1.1% in 2016 before increasing to 4.1% in 2017, 4.1% in 2018, and 4.5% in 2019. GDP then contracted by 2.5% in 2020 due to the direct and indirect impact of the Covid-19 pandemic, including the sharp decline in oil prices following the outbreak of the pandemic. In 2021, GDP growth was 4.3%. In 2022, GDP growth decreased to 3.2% in part due to the decreased oil production and supply-chain disruptions caused by the Russia-Ukraine conflict, The decrease in the GDP growth rate from 2014 to 2016 was principally attributable to a decrease in global demand for oil and gas and the resulting decrease in oil production and a fall in oil prices. While in recent years Kazakhstan has sought to diversify its economy and, in particular, to increase exports of manufacturing products, Kazakhstan continues to remain heavily reliant on the oil and gas industry and on hydrocarbon exports.

Changes in both the global and domestic environment have resulted in, among other things, lower liquidity levels across the banking sector, tighter credit conditions for Kazakhstan companies generally and fluctuating global demand for, and instability in, the price of crude oil and other commodities and downward pressure on the tenge. For example, the tenge depreciated significantly relative to the U.S. dollar in 2018 mainly due to significant deterioration of external factors, such as depreciation of the Russian ruble and the decrease in crude oil prices (starting from October 2018) due to increased oil reserves and oil production by principal exporters. The tenge depreciated relative to the U.S. dollar by 10.4% in 2020 primarily due to a sharp fall in oil prices caused by the Covid-19 pandemic. As a result of the onset of the Russia-Ukraine conflict, the tenge depreciated by 8.0% relative to the U.S. dollar during the quarter ended 31 March 2022. However, during year ended 31 March 2023 the value of the tenge largely stabilized and appreciated by 3.1% against the U.S. dollar.

Kazakhstan and other countries remain vulnerable to external shocks and the economic performance of their trading partners. A significant decline in economic growth in the EU or in any of a country’s other major trading partners, including Russia (whether or not resulting from international sanctions), could have a material adverse effect on such country’s balance of trade and adversely affect its economic growth. Weaknesses in the global economy, or a future external economic crisis, may have a negative effect on economies or investors’ confidence in the markets where we operate. Such developments could have a material adverse effect on our business, financial condition, cash flows and results of operations.

Kazakhstan’s economy is vulnerable to internal political and social unrest.

The countrywide unrest in Kazakhstan that occurred in January 2022 resulted in major interruptions to Kazakhstan’s financial market. As a result of shutdowns (or restrictions on access to) the internet and the state of emergency declared by the president of Kazakhstan, our Kazakhstan subsidiaries, along with other financial institutions in Kazakhstan, were unable to conduct operations or operated with limited functionality during the unrest. We are currently exploring the possibility of obtaining alternative ways to access the internet in the case of such emergency situations and to eliminate or mitigate the consequences of losing access to the internet. This event also resulted in significant changes to the Kazakhstan government and reshuffling of government officials, which could in turn result in future impacts to the financial markets in Kazakhstan, including possible amendments to legislation that may limit or make it more difficult or expensive to conduct our operations or make our services less attractive to our customers.

Economic and political instability in Russia could have an adverse effect on our business.

Although we have completed the divestiture of our Russian subsidiaries, we continue to do business with Russian persons, both directly and indirectly through our transactions with FST Belize. As a result, our business and results of operations may be significantly impacted by economic and political conditions in Russia. Over the last two decades, the Russian economy has experienced and may continue to experience at various times:

•significant volatility in its GDP;
•the impact of international sanctions;
•high levels of inflation;
•increases in, or high, interest rates;
•sudden price declines in oil and other natural resources;
•instability in the local currency market;
•lack of reform in the banking sector and a weak banking system providing limited liquidity to Russian enterprises;
•budget deficits;
•the continued operation of loss-making enterprises due to the lack of effective bankruptcy proceedings;
•capital flight; and
•significant increases in poverty rates, unemployment and underemployment.

Beyond the risks associated with these economic conditions and the Russia-Ukraine conflict risks discussed in “Risks Related to the Russia-Ukraine Conflict”, other notable risks related to the Russian political regime and our doing business with Russian persons include the risks of implementation of government policies targeted at specific individuals or companies, laws restricting foreign investment, Russian anti-money laundering legislation adversely impacting our transaction volumes and mandatory U.S. and EU sanctions screening being inhibited by Russian data privacy laws and constraints.

Taxation Risks Related to Our International Operations

Global anti-of shore measures could adversely impact our business.

In 2013, the Organization for Economic Co-operation and Development (“OECD”) and G20 countries accepted that existing international tax rules create opportunities for base erosion and profit shifting. Pursuing solutions to this problem, the OECD and G20 countries adopted a 15-point Action Plan to Base Erosion and Profit Shifting (“BEPS”). The BEPS package of measures represents a substantial revision of international tax rules. In light of the new measures, it is expected that profits will be reported where the economic activities that generate them are carried out and where value is created.

The Convention on Mutual Administrative Assistance in Tax Matters developed by the Council of Europe and the OECD in 1988 and amended by Protocol in 2010 has now been signed by 141 jurisdictions (including Kazakhstan, Cyprus and Russia). This convention requires competent authorities of jurisdictions-signatories to participate in the exchange of information that is foreseeably relevant for the administration or enforcement of their domestic laws concerning taxes. In 2016 Russia (and in 2018 Kazakhstan) joined the Standard for Automatic Exchange of Financial Account Information (Common Reporting Standard) (the “CRS”). The CRS calls on jurisdictions to obtain information from their financial institutions and automatically exchange that information with other jurisdictions on an annual basis.

The foregoing developments regarding global information exchange could complicate our tax planning as well as related business decisions and could possibly expose us to significant fines and penalties and to enforcement measures, despite our best efforts at compliance, and could result in a greater than expected tax burden.

On November 24, 2016, the OECD published the Multilateral Convention to Implement Tax Treaty Related Measures to Prevent BEPS (the “MLI”) which introduces new provisions to existing double tax treaties limiting the use of tax benefits provided thereby. As a minimum standard, the MLI implements a principal purposes test, under which treaty benefits are disallowed if one of the principal purposes of the transaction or the structure was to obtain a tax benefit. The MLI was ratified by Cyprus on 20 January 2020 and by Kazakhstan on 20 February 2020. Application of the MLI could potentially limit tax benefits granted under the double tax treaties of Cyprus and Kazakhstan.

Tax law changes in regions where we conduct operations could adversely affect our business and the value of investments.

We are subject to a broad range of taxes and other compulsory payments, including, but not limited to, income tax, VAT and social contributions. Tax laws have been in force for a short period relative to tax laws in more developed market economies, and the implementation of these tax laws is still unclear or inconsistent. The tax laws and regulations in our regions outside the U.S. are subject to frequent changes, varying and contradicting interpretations, and inconsistent and selective enforcement.

The Transfer Pricing Law of the Republic of Kazakhstan, dated July 5, 2008, provides for three-level transfer pricing documentation, including a country-by-country report (CbCR). Under the mandatory filing requirements or CbCR in Kazakhstan, if we reach the reporting threshold established for the group’s consolidated revenue (e. g. EUR 750 million) we may be required to submit relevant CbCR reports. It continues to be unclear how the above measures will be applied by the tax authorities and courts. Notably, there is uncertainty about the types of income that should be included in the group’s consolidated revenue for CbCR purposes. Similar requirements are imposed by other jurisdictions in which we do business, including but not limited to Cyprus, and Uzbekistan.

Kazakhstan transfer pricing legislation may require pricing adjustments and impose additional tax liabilities.

Under Kazakhstan transfer pricing legislation, the burden of proving market prices, as well as keeping specific documentation, lies with the taxpayers. In certain circumstances, the local tax authorities may apply the transfer pricing rules and methods in cases where the rules are formally not applicable, claiming additional tax charges calculated using the transfer rules but based on other tax concepts (e.g., anti-avoidance rules, lack of economic justification of expenses, etc.). Our subsidiaries in Kazakhstan could become subject to transfer pricing tax audits by the Kazakhstan tax authorities in the foreseeable future. As a result of such audits, the tax authorities could challenge the level of prices applied by us under “controlled” transactions (including certain intercompany transactions) or challenge the methods used to prove prices applied by us, and as a result we may accrue additional tax liabilities. If additional taxes are assessed with respect to these matters, they could have a material adverse effect on our business, financial condition, cash flows, and results of operations.

Uncertainties and ongoing changes in Kazakhstan’s tax regime may have an adverse impact on our business.

Kazakhstan’s tax regime is subject to ongoing changes, resulting in uncertainties in the interpretation and application of its tax laws. For example, the Kazakhstan government has taken steps to promote investment in its financial markets, including providing a preferential tax regime within the AIFC established by the Constitutional Law of the Republic of Kazakhstan dated December 7, 2015 “On the Astana International Financial Center”. Among other tax benefits, there is an exemption from corporate income tax on commission income earned by an AIFC-registered member from rendering defined financial services in the AIFC. It is currently unclear whether an AIFC-registered member is eligible for the tax benefits if, for example, it renders services online through employees working outside the AIFC. As a result of these uncertainties, the availability of these new tax exemptions to us is currently unclear.

Another tax risk we face is associated with “corporate tax residency” in Kazakhstan. Notably, when an entity is recognized as a Kazakhstan tax resident it is obligated to register with the Kazakhstan tax authorities, calculate and pay Kazakhstan income tax on its worldwide income and comply with other tax-related rules established for Kazakhstan entities. There is uncertainty as to how these residency criteria will be treated and applied by the Kazakhstan tax authorities to FRHC.

There is also uncertainty regarding determination of the “beneficial owner” of income under Kazakhstan tax law, for purposes of double-tax treaties. In particular, to date, there are still no officially approved requirements for the documentation to be obtained from the recipient of income claiming beneficial owner status. In case one of our non-Kazakhstan subsidiaries is not able to provide evidence that it is a beneficial owner of the income which it receives from one of our Kazakhstan subsidiaries, benefits under a double tax treaty will not be applicable, as a result of which the Kazakhstan subsidiary would be required to withhold taxes from such payment at the rate provided by the Tax Code of Kazakhstan without any reductions or exemptions from taxation in Kazakhstan. This could lead to additional tax liabilities for our companies.

More generally, Kazakhstan tax legislation is subject to frequent changes, varying and potentially contradicting interpretations and inconsistencies. There can be no assurance that Kazakhstan tax legislation will be amended in the future in a manner that makes our tax planning more predictable. Further, the introduction of new taxes, amendments to current taxation rules, or new interpretations of existing tax law may have a substantial impact on the overall amount of our tax liabilities. As a result, there is no assurance that we will not be required to make substantially larger tax payments in the future, which may adversely affect our business, financial condition and results of operations.

Changes in regulations related to taxes on stock transfers and other financial transactions could reduce the volume of market transactions and impact our business.

Changes to laws or regulations, such as tax laws, could also have a disproportionate impact on our business or profitability, based on the way those laws or regulations are applied to us due to our corporate structure. For example, the current U.S. presidential administration has proposed tax policy ideas that if enacted would, among other things, increase the corporate tax rate and the U.S. tax rate on Global Intangible Low Taxed Income (“GILTI”).

Because of certain tax advantages we realize in certain jurisdictions where we operate, the proposed changes in the GILTI tax rate by the current U.S. administration, which have not yet been adopted and may change significantly before being implemented, if at all, could result in significantly higher tax burdens on us in the U.S., which could offset some of the favorable tax advantages we realize in some of the jurisdictions where we conduct business.

Risks Related to Our Corporate Structure and Internal Operations

As a diversified holding company with few operations of its own, FRHC is reliant on the operations of our subsidiaries to fund its holding company operations.

Our operations are conducted primarily through the subsidiaries of FRHC, and FRHC’s ability to generate cash to fund its operations and expenses, to pay dividends or to meet debt service obligations is highly dependent on the earnings and the receipt of funds from our subsidiaries through dividends or intercompany loans. Deterioration in the financial condition, earnings or cash flow of our subsidiaries for any reason, including the risks discussed herein as applicable or the occurrence of such events to any such subsidiary, could limit or impair their ability to pay such distributions to FRHC Additionally, to the extent our subsidiaries are restricted from making such distributions under applicable laws or regulations or under the terms of financing arrangements or are otherwise unable to provide funds to the extent of FRHC’s needs, there could be a material adverse effect on our business, financial condition, cash flows and results of operations.

As a “controlled company” under Nasdaq rules, we qualify for exemptions from certain corporate governance requirements.

Timur Turlov controls a majority of the voting power of our outstanding common stock. Accordingly, we qualify as a “controlled company” within the meaning of Nasdaq corporate governance standards. Under Nasdaq rules, a company of which more than 50% of the voting power is held by one individual is a “controlled company” and may elect not to comply with certain corporate governance standards, including the requirements that:

•a majority of its board of directors consist of independent directors;
•its nominating and corporate governance committee and compensation committee be composed entirely of independent directors;
•each committee have a written charter addressing such committee’s purpose and responsibilities; and
•an annual evaluation of the nominating and corporate governance committee and compensation committee be performed.

We currently utilize an exemption to allow Timur Turlov to sit on our nominating and corporate governance committee. The charters for each of our board committees provides for annual performance evaluations. Currently we have a majority of independent directors on our board of directors.
The interests of our controlling shareholder may conflict with those of other shareholders.

Timur Turlov, our chief executive officer and chairman of our board, beneficially owns 71.1% of our outstanding common stock. He currently has voting control of FRHC and can control the outcome of matters submitted to stockholders for approval. In addition, Mr. Turlov has the ability to control our management and affairs as a result of his position as our chief executive officer, chairman of our board and his ability to control the election of our directors. Mr. Turlov also has interests in other companies, certain of which, in particular FST Belize, conduct significant amounts of business with our company. Such related party transactions give rise to a risk of the conclusion of transactions on terms less favorable than could be obtained in arm’s‑length transactions. The interests of Mr. Turlov could conflict with those of the stockholders. Any such conflict could have a material adverse effect on our business, financial condition, cash flows, results of operations and prospects.

Mr. Turlov is prohibited from membership on the audit committee of our board under the terms of such committee’s charter. As majority shareholder, Mr. Turlov owes fiduciary duties to minority shareholders under Nevada law. Mr. Turlov also owes fiduciary duties to the Company as a board member and officer. However, Nevada corporate law can be viewed as more protective of officers and directors than the corporate laws of other U.S. state jurisdictions, and it therefore may not provide the same level of redress as other U.S. state corporate laws.

Civil liability may be difficult or impossible to enforce against us.

Certain of our directors, substantially all of our officers, and our controlling shareholder reside outside the U.S., and a substantial portion of our assets are located outside the U.S. in jurisdictions that are not parties to treaties or other agreements with the U.S. for the mutual enforcement of U.S. court judgments. As a result, it may be difficult or impossible for investors to enforce against us or such person’s judgments of U.S. courts.

For example, the Civil Procedure Code of Kazakhstan, which became effective on January 1, 2016, provides that Kazakhstan courts should recognize and enforce foreign court judgments only if provided for by Kazakhstan law or an international treaty to which Kazakhstan is a party (based on reciprocity). Kazakhstan is not a party to any multilateral or bilateral treaties with the U.S. or the UK (or most other western jurisdictions) for the mutual enforcement of court judgments, and, accordingly, there is a risk that a judgment obtained from a court in New York or England would not be enforceable in Kazakhstan courts. Each of Kazakhstan, the U.S. and the UK are, however, parties to the 1958 New York Convention on Recognition and Enforcement of Arbitral Awards (the “Convention”), and, accordingly, an arbitral award under the Convention should generally be recognized and enforceable in Kazakhstan provided the conditions to enforcement set out in the Convention and applicable Kazakhstan laws are met. The Civil Procedure Code of Kazakhstan establishes the procedure for the enforcement of foreign arbitral awards.

We have identified material weaknesses in our internal control over financial reporting and may identify material weaknesses in the future or otherwise fail to establish and maintain effective internal control over financial reporting, which could have a material adverse effect on our business and stock price.

We are required to comply with the SEC’s rules implementing Section 302 of the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”), which requires management to certify financial and other information in our quarterly and annual reports and to comply with the SEC’s rules implementing Section 404 of the Sarbanes-Oxley Act. Section 404 of the Sarbanes-Oxley Act requires management to provide an annual management report on the effectiveness of internal control over financial reporting. Additionally, we are required to have our independent registered public accounting firm provide an attestation report on the effectiveness of our internal control over financial reporting. Our independent registered public accounting firm needs to issue an adverse report if there is a material weakness in our internal control over financial reporting.

A material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the annual or interim financial statements will not be prevented or detected on a timely basis. When evaluating our internal control over financial reporting, we may identify material weaknesses that we may not be able to remediate prior to the date of our annual management report. During the year ended 31 March 2023, the Audit Committee of our Board of Directors, after discussion with management, concluded that certain reports previously filed with the SEC included material misstatements. These reports have already been amended and filed with the SEC.

In connection with such errors, we concluded that there is a material weakness due to deficiency in one of the principles associated with the Control Environment component of the COSO framework, specifically relating to a lack of a sufficient complement of qualified technical accounting and financial reporting personnel to perform control activities in support of preparing the financial statements in accordance with U.S. GAAP. The Control Environment material weakness contributed to other material weaknesses, either individually or in the aggregate, related to the design of our controls over: (i) the application of U.S.GAAP to complex transactions, (ii) the classification of certain loans and deposits from banking institutions within the Consolidated Statements of Cash Flows, (iii) the classification of certain interest income from margin lending within the Consolidated Statements of Operations and Other Comprehensive Income, (iv) the classification of funds received under the Kazakhstan state program for financing of mortgage loans “7-20-25” within the Consolidated Statements of Cash Flows and (v) the review and timely identification of misstatements in the notes to the Consolidation Financial Statements.

We have commenced measures in response to the material weaknesses identified above. Management, with the oversight of the Audit Committee of the Board of Directors, has evaluated the material weaknesses described above and designed a remediation plan to enhance our internal control environment. To remediate the material weaknesses, we plan to (a) provide training on U.S.GAAP to employees responsible for preparing the Consolidated Financial Statements; (b) hire qualified accounting professionals with the appropriate level of expertise in U.S. GAAP and ability to design, maintain and improve procedures and controls focused on the application of U.S. GAAP to complex transactions and preventing and detecting material misstatements in the presentation and disclosures of the Consolidated Financial Statement and (c) engage an external consulting firm to assist the Company in maintaining compliance with its U.S. GAAP reporting requirements.

Until the material weaknesses are remediated, we will continue to perform additional analysis and other post-closing procedures to ensure that our consolidated financial statements are prepared in accordance with U.S. GAAP. The material weaknesses cannot be considered remediated until the newly designed control activities operate for a sufficient period of time and management has concluded, through testing, that the controls are operating effectively. We can give no assurance that the measures we are taking and plan to take in the future will remediate the material weaknesses identified, or that any additional material weaknesses or restatements of financial results will not arise in the future due to a failure to implement and maintain adequate internal control over financial reporting or circumvention of these controls. In addition, even if we are successful in strengthening our internal controls over financial reporting, in the future those controls may not be adequate to prevent or identify irregularities or errors or to facilitate the fair presentation of our consolidated financial statements.

Any failure to maintain effective internal control over financial reporting could adversely impact our ability to report our financial position and results of operations on a timely and accurate basis. If our financial statements are inaccurate, investors may not have a complete understanding of our operations and we could face the risk of stockholder litigation. Likewise, if our financial statements are not filed on a timely basis, we could be subject to sanctions or investigations by the stock exchange on which our common stock is listed, the SEC or other regulatory authorities.

2.3. Production and sales trends

The FFSPC is a new company with the aim of issuing and placing bonds with the sole purpose of financing loans to the parent company FRHC. The key operating data of the FHRC is summarized in the table below.

	2021 FY*	2022 FY*	2023 FY*	2Q 2024FY*
Net revenue (USD in thousands)	346,883	689,790	795,693	751,791
Net income (USD in thousands)	150,281	227,494	205,586	183,400
Total client accounts (thousands)	171	251	374	433
*FRHC’s fiscal year (FY) ends on 31 March

In the retail brokerage business, our key clients are mainly from Kazakhstan and Russia. We estimate that, as of September 30, 2023, we had approximately 170,282 retail brokerage customers who were Kazakhstan persons, or approximately 40% of our total number of customers, and we had approximately 50,106 retail brokerage customers who were Russian persons, or approximately 12% of our total number of customers. In addition, we serve

Kazakhstan and Russian customers indirectly through their accounts with our affiliate FST Belize. The Kazakhstan and Russia markets have grown rapidly in recent years. The number of our total customer accounts increased from approximately 250,000 as of 31 March 2022, to approximately 370,000 as of 31 March 2023, to approximately 433,947 as of September 30, 2023. Internally, we designate “active accounts” as those in which at least one transaction occurs per quarter. For the three months ended September 30, 2023, we had approximately 67,158 active accounts. For more detailed financial information about the Issuer please see Schedule 3 of this Prospectus.
There has been no material adverse change to FRHC’s operations since 30 September 2023.

3. Articles of Association and organizational structure

3.1. Articles of Association

Issuer’s objectives and purpose set forth in the Articles of Association

The Issuer’s objectives and purpose are based on its status as a special purpose company. According to the Issuer’s Articles of Association the Company is to conduct:

A. (a) the acquisition (by way of leasing, title transfer, risk transfer or otherwise), the holding and the disposal of any asset (tangible or intangible, including, for example, receivables and shares) in connection with and for the purpose of a transaction between FFSPC and FRHC;

(b) the obtaining of any type of financing (banking or capital markets), the granting of any type of security interest over its assets, the providing of any indemnity or similar support for the benefit of its shareholders or any of its subsidiaries, or the entering into any type of hedging arrangements, in connection with and for the purpose of a transaction between FFSPC and FRHC;

(c) the financing of FRHC or another special purpose company;

(d) the acting as trustee or agent for any participant in the transaction between FFSPC and FRHC;

(e) any other activity approved in writing by the AIX Registrar;

(f) any activity ancillary to an activity mentioned in paragraphs (a) to (e).

B. any other lawful activity for which companies may be incorporated under the AIFC Companies Regulations.

General description of rights, preferences and restrictions attached to each class of the existing shares of the Issuer

Subject to the provisions of the AIFC Companies Regulations (AIFC Regulations No. 2 of 2017) and without affecting any rights, entitlements or restrictions attached to existing shares, а share may be issued with the rights, embitterment, or restrictions that the Company may decide by its Ordinary Resolution.

Subject to the AIFC Companies Regulations, the Company may issue, or convert existing non- redeemable shares, whether allotted or not, into redeemable shares at the discretion of the Board of Directors. The Company must not recognize а Person as holding its share on trust and, except as otherwise provided by Articles or the AIFC Companies Regulations, the Company is not bound by, and must not recognize, any interest in а share except an absolute right of ownership. The Company may, by special resolution passed by at least 75% of the votes of the FFSPC shareholders (“Special Resolution”):

•increase its share capital by creating new shares of an existing class with the same nominal value, or а new class of shares of the nominal value it considers appropriate; or
•consolidate and divide its share capital (whether allotted or not) into shares representing а larger nominal value than their existing nominal value; or
•subdivide its shares, or any of them, into shares representing а smaller nominal value than their existing nominal value, if the proportion between the amount paid and the amount unpaid (if any) on each subdivided share is the same as it was for the share from which the sub-divided share was derived.

Any fractions of shares resulting from а consolidation of shares may be sold by the Directors of the Company on behalf of the shareholders and the net proceeds distributed proportionately among the shareholders. The Company may, in accordance with the AIFC Companies Regulations, reduce its share capital in any way and in the terms that it may decide. Subject to the provisions of the AIFC Companies Regulations, the Company may purchase its own shares.

Change of rights of holders of the shares

If а shareholder dies, the shareholder’s personal representative, or, if the shareholder was а joint holder, the survivor or survivors, are the only Persons who may be recognized by the Company as having title to the shareholder’s shares.

If а Person becomes entitled to а share as а result of the death or bankruptcy of а shareholder and gives notice to the Company of the entitlement, the Person must be registered as а shareholder in relation to the share. On registration, the Person has the same rights as other shareholders of the same class of shares.

General meetings of the Issuer’s shareholders

Subject to the AIFC Companies Regulations, if the Company is а public Company, а General Meeting of the Company (other than an annual General Meeting or adjourned annual General Meeting) must be called by at least 14 (fourteen) days written notice to all the shareholders, the Directors and the auditor.

If the Company is а public Company, an annual General Meeting, or adjourned annual General Meeting, of the Company must be called by at least 21 (twenty one) days written notice to all the shareholders, the Directors and the auditor.

Subject to the AIFC Companies Regulations, а notice of а General Meeting must specify the time and place of the meeting, the general nature of any matters to be considered, and any proposed resolutions of which notice has been duly given.

А notice of an annual General Meeting must state that the meeting is an annual General Meeting to the Company or to be proposed by the Company and whether any of them is to be proposed as а Special Resolution.

The proceedings of а General Meeting are not invalid solely because of the inadvertent failure to give notice of the meeting to, or the failure to receive notice of the meeting by, any Person entitled to receive the notice.

Proceedings at General Meetings

No General Meeting of the Company may take place unless there is а quorum. Unless the Company has only а single shareholder, 2 shareholders personally present or represented by proxy are а quorum.

If а quorum is not present at а General Meeting within half an hour after the time specified in the notice calling the meeting (the meeting start time), the meeting must be adjourned to а place and time decided by the Directors of the Company. If during the meeting а quorum ceases to be present, the meeting must be adjourned to а place and time decided by the Directors.

The Chair of the board of Directors of the Company chairs the meeting. However, if the Chair of the board of Directors is not present or willing to act within 15 minutes after the meeting start time, another Director elected by the Directors present must chair the meeting. If no Directors are present or willing to chair the meeting, the shareholders present must elect а shareholder present to chair the meeting.

Every Director of the Company is entitled to attend and speak at any General Meeting and at any separate meeting of the shareholders of any class of shares in the Company, whether or not the Director is а shareholder or а shareholder of that class of shares. The Person chairing the meeting (the meeting chair) may adjourn the meeting with the consent of the majority of the votes at the meeting. А matter must not ие considered at the adjourned meeting if the matter could not have been considered at the meeting had the adjournment not taken place. It is not necessary for notice to be given of the adjourned meeting unless the meeting was adjourned for 14 (fourteen) days or longer. If the meeting was adjourned for 14 (fourteen) days or longer, at least 7 (seven) days’ notice of the meeting must be given. The notice must specify the time and place of the adjourned meeting, the general nature of any matters to be considered, and any proposed resolutions of which notice has been duly given.

Unless а poll is demanded, а resolution put to the vote must be decided on а show of hands. А poll may be demanded, before or on the declaration of the result of а vote by show of hands:

•By the meeting chair; or
•By at least 2 shareholders having the right to vote at the meeting; or
•By a shareholder representing not less than 5% of the total voting rights of all the shareholders having the right to vote at the meetings.

Unless а poll is demanded, the meeting chair may declare that а resolution has been carried out or lost by а particular majority. The entry in the minutes of the meeting of that declaration is conclusive evidence of the result of the resolution.

The meeting chair may consent to the withdrawal of а demand for а poll. А poll must be taken in the way the meeting chair directs and the result is the resolution of the meeting at which the poll was demanded.

А poll demanded on the election of the Person who is to chair the meeting or on an adjournment must be taken immediately. А poll demanded on any other question must be taken as the meeting chair directs, but not more than 30 (thirty) days after the day the poll is demanded. The demand for а poll does not prevent the continuance of а meeting for the transaction of any business other than the question on which the poll is demanded.

If а poll demanded at а meeting is not taken at the meeting, at least 7 (seven) days written notice must be given of the time and place at which the poll is to be taken, unless the time and place is announced at the meeting.

If the Company is а private Company, resolution in writing may be passed in accordance with the AIFC Companies Regulations.

Change of control

Not applicable.

Disclosure requirements on the change in ownership/thresholds

Not applicable.

Changes in the capital

The Company may, by Special Resolution:

•increase its share capital by creating new shares of an existing class with the same nominal value, or а new class of shares of the nominal value it considers appropriate; or
•consolidate and divide its share capital (whether allotted or not) into shares representing а larger nominal value than their existing nominal value; or
•subdivide its shares, or any of them, into shares representing а smaller nominal value than their existing nominal value, if the proportion between the amount paid and the amount unpaid (if any) on each subdivided share is the same as it was for the share from which the sub-divided share was derived.

Any fractions of shares resulting from а consolidation of shares may be sold by the Directors of the Company on behalf of the shareholders and the net proceeds distributed proportionately among the shareholders. The Company may, in accordance with the AIFC Companies Regulations, reduce its share capital in any way and in the terms that it may decide.

3.2. Group structure

Cede&Co (USA)
The Depository Trust Company, a clearing house that holds shares in its name for holders of our "Free Float" shares.
Timur Turlov (Kazakhstan)
Minority shareholders
25.55%
70.96%
3.49%
FRHC (USA)
Freedom Horizons LLP (Kazakhstan)
Business consulting and services
Freedom Management Ltd (UAE)
Consulting company
Freedom Finance SPC LTD (Kazakhstan)
Special purpose company
FREEDOM FINANCE TECHNOLOGIES LTD (Cyprus) IT Development Company
Freedom Prime UK LTD (UK, London)
Financial Intermediary Company
Freedom Finance Global PLC (Kazakhstan)
Securities Broker-Dealer
Freedom Finance FZE (UAE)
Financial Intermediary Company
99%
1%
Freedom Kazakhstan Ltd.
Private Company
Freedom Advertising Ltd. (Kazakhstan)
Advertising
Internet-Tourism LLP
Online aggregator for buying air and railway tickets
Freedom Telecom Holding Ltd (Kazakhstan)
Telecommunications
Ticketon Events LLP (Kazakhstan)
Online ticket sales
ОсОО "Тикетон Ивентс КГ" (Kyrgyzstan)
Online ticket sales
ООО "TICKETON" (Uzbekistan)
Online ticket sales
Aviata LLP
Online aggregator for buying air and railway tickets
Freedom Technologies LLP (Kazakhstan)
Payment Platform
Freedom Pay Kyrgyzstan LLC (Kyrgyzstan)
Provision of payment services
Freedom Payments LLC (Uzbekistan)
Provision of payment services
Freedom Processing LLP (Kazakhstan)
Information services
"Freedom Processing" LLC (Kyrgyzstan)
IT solutions and products, processes data for payment
Freedom Pay LLP (Kazakhstan)
Support activities for the provision of financial services
99%
Paybox Money LLP (Kazakhstan)
Implementation of payment services
99%
Comrun LLP ("ReKassa") (Kazakhstan)
Mobile and web application
Freedom Finance Commercial LLP (Kazakhstan)
Sales Agency
ITS Tech Limited (Kazakhstan)
IT Development Company
Freedom Finance Azerbaijan LLC (Azerbaijan)
Financial Educational Center
Freedom Financial Hizmetler Anonim Şirketi (Turkey)
Financial intermediary company
Corporate fund "Freedom Shapagat" (Kazakhstan)
Non-profit organization
"Freedom Structured Products" PLC (Cyprus)
Financial services
Freedom Finance Armenia LLC (Armenia)
Securities Broker-Dealer
FFIN Securities Inc. (US)
Dormant
Freedom Finance JSC (Kazakhstan)
Securities Broker-Dealer
Freedom Finance Life JSC (Kazakhstan)
Life/Health Insurance
Freedom Finance Insurance (Kazakhstan)
General Insurance
Bank Freedom Finance Kazakhstan JSC (Kazakhstan) Commercial bank
OUSA NOVA LLP (Kazakhstan)
Stress asset management company
Freedom Finance Europe LTD. (Cyprus)
Securities Broker-Dealer
Freedom Finance Germany GmbH (Germany)
Tied agent of Freedom EU
Waytrust Trading Ltd (Cyprus)
Asset management company
Freedom U.S. Markets LLC (FUSM) (US)
Administrative Management Company
LD Micro (US)
Micro / Small Cap Index & Conference
Freedom Capital Markets (ex. Prime Executions) (US)
Securities Broker-Dealer
Foreign Enterprise LLC Freedom Finance (Uzbekistan)
Securities Broker-Dealer
"Freedom Payments" LLC (Uzbekistan)
Provision of payment services
50%
81.2%
Arbuz Group LLC ("Arbuz")
Online retail trade and e-commerce
Retail Prime Astana LLP (Kazakhstan)
Online retail trade and e-commerce
Prime Retail LLP (Kazakhstan)
Online retail trade and e-commerce
100% equity stake
Less than 100% equity stake

4. Assets

4.1. Material contracts

The Issuer’s material contracts include the loan agreement between Freedom Finance SPC Ltd. (as Lender) and FRHC (as Borrower) for bond programme of U.S.$ 200,000,000 valid until 1 November 2027, established by Freedom Finance SPC Ltd. and unconditionally and irrevocably guaranteed by FRHC.

Based on the loan agreement concluded between the Lender and the Borrower, the Lender issued U.S.$200,000,000 bond programme and U.S.$66,000,000 first tranche under this programme, which is unconditionally and irrevocably guaranteed by FRHC pursuant to a guarantee agreement dated 10 August 2021. The Lender has agreed to make available to the Borrower a loan of the amount received from the placement of the first tranche for the purpose of financing the Borrower’s current activities.

According to the terms of loan agreement loan amount (the amount of proceeds received by the Lender from the issue of the first tranche) shall be made available to the Borrower at an interest rate of 5,5 (five point five) per cent per annum to be calculated on the basis of the actual number of days elapsed from the drawdown date (the date on which the loan amount is actually paid to the Borrower). The payment of the interest by the Borrower shall be equal and fully cover the Lender’s obligations to the holders of the bonds issued under the first tranche. The Borrower shall make interest payments not later than 21 April and 21 October in each year, commencing on 21 April 2022.

5. Capital

5.1. Share capital

The authorized share capital of the Company is U.S.$580,000 represented by 58 000 shares, with a nominal value of U.S.$10.

6. Management of the Issuer

6.1. Details relating to the Board of Directors and senior managers (“Key Persons”)

The Directors of the Issuer

Yevgeniy Ler (Functions and principal activities – Company management, Chairman of the Board of Directors)

Evgeniy Ler has served as the Chief Financial Officer of FRHC since November 2015. Prior to that time, he served as chief financial officer of BMB Munai, Inc., the predecessor of the Company from April 2009 to November 2015. Mr. Ler joined BMB Munai in 2006 and served in several capacities including finance manager and reporting manager before being appointed chief financial officer. From September 2011 to December 2012, Mr. Ler also served as a Deputy Director for Emir Oil, LLP, a wholly owned subsidiary of BMB Munai. Before joining BMB Munai, from 2002 to 2006, Mr. Ler was employed by Deloitte & Touche where he held the position of senior auditor in the Financial Services & Industries Group, Audit. In that position, he led large engagements for banks, financial institutions, and oil and gas companies. In 2003, Mr. Ler was awarded a bachelor’s degree in financial management from the Kazakh American University located in Almaty, Kazakhstan. In 2008, Mr. Ler passed the AICPA Uniform CPA Examination and was awarded licensure as a CPA in November 2013. Mr. Ler has also completed training in London on financial reporting in accordance with IFRS and US GAAP and internal Deloitte training on audit, financial reporting, and due diligence.

Sergey Lukyanov (Functions and principal activities – Company management, Member of the Board of Directors)

For over 25 years has worked on different positions in Russian broker companies. Member of the Board of Directors in the National Association of the stock market participants and a member of the Board on Financial markets of the Russian union of industrialists and entrepreneurs. Responsible for development of the holding in Kazakhstan and supervises business in Uzbekistan and Kyrgyzstan.
Madina Mantayeva (Functions and principal activities – Company management, Independent Director)

Madina Mantayeva is a member of the Board of Directors - Independent Director of Bank Freedom Finance Kazakhstan JSC and Freedom Finance JSC since December 2020 and August 2013 respectively. Prior to that time, she served as Independent Director of Eurasian Capital JSC from June 2013 to December 2015. From August 2012 to May 2013, Mrs. Mantayeva was employed by “Insurance Company “Amanat Insurance” JSC where she held the position of Head of the Financial Department. In 2003, Mrs. Mantayeva graduated from the Kazakh State Academy of Management located in Almaty with a degree in marketing and commerce. In 2008, Mrs Mantayeva was awarded Master of Business Administration degree in Strategic Management and Entrepreneurship from University of International Business in Almaty and Moscow International Higher Business School MIRBIS (Institute) in Moscow.

Olga Baskakova (Functions and principal activities – Company management, Director)

Olga Baskakova graduated from Kazakh State University of International Relations and Foreign Languages Ablay Khan in 2004 with a degree in international economics, Higher Law School Adalat in 2006 with a degree in international jurisprudence, Erickson Coaching International University in 2014 with a degree in coaching and Moscow Institute of Psychoanalysis in 2016 with a degree in psychoanalysis. She has vast experience as a senior legal counsel for more than 20 years, with management positions in Alina Group of Companies, DHL Logistics, Qazaq Air and other notable companies. From 2020 Olga is the Chief legal officer of Freedom Finance JSC and Freedom Finance Global PLC.
The business address for all Board members of FFSPC is 77/7 Al-Farabi Ave., 7th floor, Almaty, Kazakhstan.

The Directors of FRHC

Timur Turlov (Functions and principal activities – Company management, Founder, Chairman and CEO)

Timur Turlov graduated from the Russian State Technological University named after K.E. Tsiolkovsky in 2009 with a Bachelor of Science degree in Economics and Management.

Mr. Turlov has more than 10 years of experience in various areas of the international securities industry. From May 2012 through January 2013, Mr. Turlov served as the Chairman of the Board of Directors of JSC Nomad Finance, where he oversaw the business setup and acquisition of large clients. From July 2013 to July 2017, Mr. Turlov served as the Advisor to the Chairman of the Board of Freedom Finance JSC. In that capacity, Mr. Turlov was primarily responsible for strategic management, public and investor relations events, investment and sales strategy, and government relations.

In July 2017, Mr. Turlov became Chairman of the Board of Directors of Freedom Finance JSC (Almaty, Kazakhstan). Since July 2014, Mr. Turlov has served as a President at Freedom Securities Trading Inc. (Belize), where he carries out the general management of the company, elaborates the development strategy, and controls the cash flow within the company.

Currently, Mr. Turlov is a Member of YPO Kazakhstan (Young Presidents Organisation), which unites young businessmen and top managers from all over the world. Also, he is President of the Kazakhstan Chess Federation, President of the Kazakhstan Football Federation and a participant of the IQanat educational project. Today Timur Turlov is a Member and a Chairman of the Board of Directors in Life Insurance Company “Freedom Finance Insurance” JSC, Insurance Company “Freedom Finance Life” JSC, “Bank Freedom Finance Kazakhstan” JSC.
Business address: 77/7 Al-Farabi Ave., Esentai Tower Business Center, 7th floor, Almaty, Kazakhstan.

Askar Tashtitov (Functions and principal activities – Company management, President, Director since 2008)

Askar Tashtitov has served as a director of FRHC since May 2008 and was employed with BMB Munai, Inc., the predecessor of FRHC, from 2004 through 2015, serving as the president from May 2006 to November 2015. Mr. Tashtitov earned a Bachelor of Arts degree from Yale University majoring in Economics and History in 2002. Mr. Tashtitov passed the AICPA Uniform CPA Examination in 2006.

Cherdabayev Boris (Functions and principal activities – Company management, Independent Director since 2019)

Mr. Cherdabayev is currently employed as Counsellor to Chairman of the management board of Weatherford-CER, a privately owned joint venture company between Weatherford International and Caspian Energy Research LLP.

Mr. Cherdabayev served as the Chairman of the board of BMB Munai Inc., the predecessor of FRHC, from November 2003 to November 2015 and also as Chief Executive Officer from November 2003 through August 2007. From May 2000 to May 2003, Mr. Cherdabayev served as Director at TengizChevroil LLP multi-national oil and gas company owned by Chevron, ExxonMobil, KazMunayGas and LukOil. From 1998 to May 2000, Mr. Cherdabayev served as a member of the Board of Directors, Vice-President of Exploration and Production and Executive Director on Services Projects Development for NOC “Kazakhoil”, an oil and gas exploration and production company. From 1983 to 1988 and from 1994 to 1998 he served as a people’s representative at Novouzen City Council (Kazakhstan); he served as a people’s representative at Mangistau Oblast Maslikhat (regional level legislative structure) and a Chairman of the Committee on Law and Order. For his achievements Mr. Cherdabayev has been awarded with a national “Kurmet” order.

Mr. Cherdabayev earned an engineering degree from the Ufa Oil & Gas Institute, with a specialization in “machinery and equipment of oil and gas fields” in 1976. Mr. Cherdabayev also earned an engineering degree from Kazakh Polytechnic Institute, with a specialization in “mining engineer on oil and gas fields’ development.” During his career he also completed an English language program in the United States, the СНАМР Program (Chevron Advanced Management Program) at Chevron Corporation offices in San Francisco, California, and the Columbia Senior Executive Program at Columbia University.

Amber Williams (Functions and principal activities – Company management, Independent Director since 2020)

Since 2012, Ms. Williams has provided accounting and CFO consulting services to companies. Ms. Williams is a Certified Public Accountant, having earned licensure in 2010. From 2018 to 2019, she was employed as a Manager with Brixey & Meyer, an Ohio based CPA firm. In that position she managed a team of accountants assisting companies to complete monthly, quarterly and yearly financial statements and improving clients’ internal controls. From 2004 to 2012, Ms. Williams was employed in various accounting and finance positions with Grant Thornton, Basic Research, Goldman Sachs and PricewaterhouseCoopers, where her responsibilities included: planning and managing audit functions, including audit planning, fieldwork and internal control testing; assisting with product launch; serving as a member of a management team in conjunction with the sale of a business unit; and co-managing an initiative to improve processes surrounding tracking, monitoring and reporting internal/external errors that helped enhance reporting, improved transparency and decrease errors. Ms. Williams earned a Bachelor of Science degree in accounting from the University of Utah in 2004, and a Master of Accounting degree from the University of Utah in 2005.

Jason Kerr (Functions and principal activities – Company management, Independent Director since 2008)

Doctorate in 1998 from the University of Utah, where he was named the William H. Leary Scholar. In 2011, Mr. Kerr founded the law firm Price, Parkinson & Kerr, where he practices commercial litigation. From 2006 to 2011, Mr. Kerr was the associate general counsel of Basic Research, LLC, concentrating in intellectual property litigation. Before joining Basic Research, Mr. Kerr was a partner with the law firm of Plant, Christensen & Kanell in Salt Lake City, Utah. Mr. Kerr was employed with Plant, Christensen & Kanell from 1996 through 2001 and from 2004 to 2006. From 2001 through 2004, Mr. Kerr was employed as a commercial litigator with the Las Vegas office of Lewis and Roca. Mr. Kerr became our director in May 2008.

Len Stillman (Functions and principal activities – Company management, Independent Director since 2006)

Mr. Stillman earned his Bachelor of Science degree in mathematics from Brigham Young University and Master of Business Administration from the University of Utah. He began his career in 1963 with Sperry UNIVAC as a programmer developing trajectory analysis software for the Sergeant Missile system. Mr. Stillman spent many years as a designer and teacher of computer language classes at Brigham Young University, where he developed applications for the Administrative Department including the school’s first automated teacher evaluation system. During that time, he was also a vice-president of Research and Development for Automated Industrial Data Systems, Inc. and the Owner of World Data Systems Company, which provided computerized payroll services for companies such as Boise Cascade.

Mr. Stillman has over 45 years of extensive business expertise, including strategic planning, venture capital financing, budgeting, manufacturing planning, cost controls, personnel management, quality planning and management, and the development of standards, policies, and procedures. He has extensive skills in the design and development of computer software systems and computer evaluation. Mr. Stillman helped found Stillman George, Inc. in 1993 and founded Business Plan Tools, LLC in 2004. He was employed with Stillman George, Inc. until 2010, where his primary responsibilities included managing information, technical development, and financial analysis projects and development, as well as general company management and consulting activities. He is currently employed by Business Plan Tools, LLC, which provides cloud-based SaaS business planning software and consolidates a broad variety of skills from a growing group of business professionals to provide needed support in finance, marketing, management, sales, planning, product development, and more to businesses worldwide.

The business address for all Board members of FRHC except Timur Turlov is 40 Wall Street, Suite 1704, New York, NY 10005.

Conflict of interest

There is no conflict of interest between the personal interests of any Key Person mentioned above and that of the duties of such persons owed to the Issuer or the interests of the Issuer.

6.2. Other information relating to Key Persons

The Issuer does not have an audit committee, nomination committee or remuneration committee, as the Issuer is not required to form committees in accordance with the AIFC Law. The Issuer has a Corporate Governance Code in place to comply with relevant AIFC and AIX rules and regulations.
7. Financial information about the Issuer

7.1. Historical financial information about the Issuer

Statement of financial position, USD thousands	31 March 2022	31 March 2023	30 September 2023
Cash and cash equivalents	92	276	39
Loans issued	13,143	57,137	63,174
TOTAL ASSETS	13,235	57,413	63,213
Debt securities issued	13,521	60,025	66,002
Trade payables	-	88	21
TOTAL LIABILITIES	13,521	60,113	66,023
Share capital	182	282	352
Accumulated deficit	(468)	(2,982)	(3,162)
TOTAL DEFICIT OF EQUITY	(286)	(2,700)	(2,810)
TOTAL LIABILITIES AND DEFICIT OF EQUITY	13,235	57,413	63,213

Cashflow statement, USD thousands	For the period from 21 May 2021 (inception date) to 31 March 2022	Year ended 31 March 2023	Six months ended 30 September 2023
Net loss	(468)	(1,576)	(180)
Adjustments for:
Credit loss expense	378	1,376	249

Net change in accrued interest	62	351	(370)
Net change in accrued commissions	-	88	(88)
Net cash inflows/ (outflows) from operating activities before changes in operating assets and liabilities	(28)	239	(389)
Changes in operating assets and liabilities
Increase in operating assets:
Loans issued	(13,262)	(45,420)	(5.739)
Other liabilities			21
Net cash outflows used in operating activities	(13,262)	(45,181)	(6,107)
Proceeds from issuance of debt securities	13,200	45,265	5,800
Proceeds from contribution to share capital	182	100	70
Net cash flows from financing activities	13,382	45,365	5,870
Net increase in cash and cash equivalents	92	184	(237)
CASH AND CASH EQUIVALENTS, beginning of the period	-	92	276
CASH AND CASH EQUIVALENTS, end of the period	92	276	39

Statement of changes in equity, USD thousands	Share capital	Currency translation reserve	Retained earnings
21 May 2021 (inception date)	-	-	-
Contribution to share capital	182	-	182
Total comprehensive loss	-	(468)	(468)
31 March 2022 (Audited)	182	(468)	(286)
Contribution to share capital	100	-	100
Distribution	-	(938)	(938)
Total comprehensive loss	-	(1,576)	(1,576)
31 March 2023 (Audited)	282	(2,982)	(2,700)
Contribution to share capital	70	-	70
Total comprehensive loss	-	(180)	(180)
30 September 2023	352	(3,162)	2,180

Consolidated Statement of Profit or Loss, USD thousands	For the period from 21 May 2021 (inception date) to 31 March 2022	Year ended 31 March 2023	Six months ended on 30 September 2023
Interest income	259	2,011	2,013
Interest expense	(259)	(2,011)	(1,896)
NET INTEREST INCOME	-	-	117
Net (loss)/ gain on foreign exchange operations	2	(3)	(1)
Fee and commission expense	(90)	(180)	(24)
Credit loss expense	(378)	(1,376)	(249)
Operating expenses	(2)	(37)	(23)
Other income	-	20	-
LOSS BEFORE INCOME TAX	(468)	(1,576)	(180)
Income tax expenses	-	-	-
NET LOSS FOR THE PERIOD	(468)	(1,576)	(180)
Since 31 March 2023 FFSPC issued U.S.$5.8 mln of debt securities and increased the share capital by U.S.$50,000.
8. Other information relating to the Issuer

8.1. Information about auditors

The independent auditor of the Issuer’s financials for the period from 21 May 2021 (inception date) to 31 March 2022 and the year ended 31 March 2023 is Deloitte Limited Liability Partnership (36 al Farabi Avenue, Almaty, Kazakhstan, 050059).

Deloitte LLP is authorized and regulated by the Ministry of Finance of Kazakhstan under the state license No. 0000015, type MFU-2, dated 13 September 2006.

8.2. Connected Persons

A body corporate of the Issuer is Freedom Holding Corp., a legal entity duly organized under the law of Nevada, USA, with registered address at c/o CT Corporation System 701 S Carson Street, Suite 200 Carson City, Nevada 89701, USA.

Beneficial owner of the Freedom Holding Corp., its direct shareholder and the only holder of more than 10% of the FRHC’s issued and outstanding common shares is Тimur Turlov, who is the major controlling shareholder of the Issuer. There are currently measures in place to ensure that control over the Issuer is not abused as provided for by Kazakhstan law and the Articles of the Issuer. Such measures include, among others, presence of the Board of Directors. There are no arrangements known to the Issuer which may at a subsequent date result in a change of control over the Issuer.

8.3. Legal and other proceedings against the Issuer

There are no governmental, legal or arbitration proceedings (including any such proceedings which are pending or threatened and which the Company is aware of) which may have or have had a significant impact on the Company’s financial position and profitability during the last 12 months prior to the date of this Prospectus.

9. Responsibility for the Content of the Prospectus

9.1. Responsibility Statement

The Responsibility Statement is included in Schedule 1 of this Prospectus.

9.2. Expert opinions included in the Prospectus

There are no expert opinions included in this Prospectus.

10. Documents on display

Copies of the following documents may be inspected at, and are available from, the office of the Issuer at 16, Dostyk Street, Talan Towers offices, floor 26, Astana, Kazakhstan during normal business hours on any weekday (Saturdays, Sundays and public holidays excepted), so long as the Bonds are listed on the AIX:

•This Prospectus, the Articles of Association, and the Conflict of interest policy of the Issuer
•The audited Financial Statements for the years ended 31 March 2023 and for the period from 21 May 2021 (inception date) to 31 March 2022, including in each case the auditor’s report conducted in accordance with International Standards on Auditing relating to such financial statements.

SECURITIES NOTES

1. Key information

1.1. Risk factors material to the Securities

The Bonds are subject to modification, waivers and substitution.

This Prospectus contains provisions for calling meetings of the Bondholders to consider matters affecting their interests generally. These provisions permit defined majorities to bind all the Bondholders.

Delisting of the Bonds from the Official List of the AIX may subject gains and coupon interest payments on the Bonds to tax in the Republic of Kazakhstan.

In order for coupon interest payments due on the Bonds and gains realized by the Bondholders in relation to disposal, sale, exchange or transfer of the Bonds to be exempt from Kazakhstan withholding tax, it will be necessary for the Bonds to be admitted to the Official List of the AIX as at the Coupon Payment Date or the date of such disposal, sale, exchange or transfer of the Bonds. No assurance can be given that the Bonds will remain admitted to the Official List of the AIX as at each Coupon Payment Date or during the term of the Bonds, or that there will be no material change in tax and securities laws in Kazakhstan.

The market price of the Bonds may be volatile.

The market price of the Bonds could be subject to fluctuations in response to actual or anticipated variations in the Issuer’s operating results and those of its competitors, adverse business developments, changes to the regulatory environment in which the Issuer operates, changes in financial estimates by analysts and the actual or expected sale of a large number of Bonds.

If any Tranche issued under the Programme is guaranteed the guarantor might default on any payments related to the Bonds.

Where the Tranches issued under this Programme are guaranteed, the guarantor might default and not be able to pay any interest on any Bond or redeem any Bond when due.

1.2. Reasons for the offer

Estimated net amount of proceedings	Shall be specified in the relevant Offer Terms.
Use of proceeds	The proceeds received by the Issuer from the issue of the Bonds shall be transferred in the form of loans to the parent company Freedom Holding Corp., which intends to use the net proceeds from the sale of the Bonds for repayment or refinancing of debt, business expansion through mergers and acquisitions and general corporate purposes.

1.3. Creditworthiness of the Issuer

Earnings coverage ratio

According to the Issuer’s audited financial statements, the Earnings coverage ratio for the year ended on 31 March 2023 is -1.78 (minus one point seventy eight hundredths).

Relevant credit ratings

The Issuer does not have any credit ratings. If applicable, credit ratings attached to each Tranche will be specified in the relevant Offer Terms.

Risk factors that may affect the Issuer’s ability to fulfil its obligations under the Securities to investors

All relevant risk factors are described in the “Risk factors” section of the Registration Document of this Prospectus.

Guarantees

If applicable, the terms of guarantees attached to each Tranche will be specified in the relevant Offer Terms.

2. Information relating to the Securities offered/admitted to trading

2.1. General information relating to the Securities

Form of the Bonds	The Bonds will be issued in fully registered and dematerialised form under the Acting Law of AIFC, including AIFC Markets Rules and AIX Markets Business Rules.
Issuance	The Bonds under the Programme are to be issued in Tranches. The Programme may be comprised of one or more Tranches issued on the same or different dates.
Each Tranche will be subject to the relevant Offer Terms which, for the purposes of that Tranche only, completes this Prospectus and which must be read in conjunction with this Prospectus. For the avoidance of doubt, the terms and conditions set out in this Prospectus shall be applicable to each Tranche issued under the Programme and will be completed by the relevant Offer Terms.
Aggregate Principal Amount of the Programme	U.S.$1,000,000,000 (one billion).
When counting the aggregate principal amount of the Programme, Bond issued in currencies other than U.S.$ will be included at the exchange rate of the National Bank of the Republic of Kazakhstan as at the date of admission of the relevant Tranche to trading on the AIX.
Issue currency	Shall be specified in the relevant Offer Terms.
Trading currency	Shall be specified in the relevant Offer Terms.
Number and Nominal Value of the Bonds	Shall be specified in the relevant Offer Terms.
Admission to listing and trading	This Prospectus has been produced in connection with the application for the Bonds to be admitted to the Official List of the AIX and trading on the AIX. Each Tranche issued under the Programme is expected to be admitted to trading on AIX. Details for admission of each Tranche will be provided in the relevant Offer Terms.
Registrar	AIX Registrar.
Depository	AIX CSD.
Legislation	The Bonds and any non-contractual obligations arising out of, or in connection with, the Bonds shall be governed by, and construed in accordance with, the laws of the AIFC. The Issuer has agreed herein the conditions in favor of the Bondholders that any claim, dispute or discrepancy of any nature arising out of, or in connection with, the Bonds (including claims, disputes or discrepancies regarding the existence, termination thereof, or any non-contractual obligations arising out of, or in connection with, the Bonds) shall be brought to, and finally resolved by, the Court of the AIFC in accordance with the rules thereof, currently in effect, such rules shall be deemed incorporated herein.
Ranking	The Bonds shall constitute direct, general and unconditional obligations of the Issuer which will rank pari passu among themselves and rank pari passu, in terms of payment rights, with all other current or future unsubordinated obligations of the Issuer, except for liabilities mandatorily preferred by law.
Redemption	Unless previously purchased and cancelled, the Issuer hereby irrevocably covenants in favor of each Bondholder that the Bonds will be redeemed at their Nominal Value concurrently with the final coupon interest payment no later than 15 (fifteen) calendar days starting from the Maturity Date.

Open market purchases	Unless otherwise specified in the relevant Offer Terms the Issuer may by tender at any time purchase the Bonds in the open market or otherwise at any price. Any purchase by tender shall be made available to all the Bondholders. Any such purchased Bonds will not be considered as redeemed and may be further resold by the Issuer.
Coupon Interest Rate
The Coupon Interest Rate of each Tranche shall be specified in the relevant Offer Terms. Coupon interest amount per one Bond shall be calculated using the following formula:
Nominal Value × Coupon Interest Rate× Day count fraction for the relevant Coupon Period.

Coupon Payment Dates	Shall be specified in the relevant Offer Terms.
Coupon period	Each period beginning on (and including) the Issue Date or any Coupon Payment Date and ending on (but excluding) the next Coupon Payment Date.
Day count fraction	30/360; coupon interest payments on the Bonds shall be calculated on the basis of a year of 360 (three hundred and sixty) days consisting of 12 (twelve) months of 30 (thirty) days each.
Rights attached to the Bonds
The Bondholders have the right to:
•Receive coupon interest payments according to the terms of the Prospectus and the relevant Offer Terms.
•Receive the Nominal Value upon redemption according to the terms of the Prospectus and the relevant Offer Terms.
•Freely transfer the Bonds.
•Request and receive information about the Issuer’s operations.
•Attend, participate in and vote in meetings of the Bondholders in accordance with the terms of the Prospectus.
•Require that the Bonds shall immediately become due and repayable at their Nominal Value together with accrued coupon interest if any of the events mentioned in clause 3.3 of Securities Notes occurs and continues for more than 30 (thirty) calendar days.

Issue restrictions	No amendment shall be made by the Issuer to the Prospectus or relevant Offer Terms unless the Issuer has secured prior written consent(s) of the Bondholders of at least three-fourth in principal amount of the Bonds then outstanding.
Selling restrictions	The offering and sale of the Bonds is subject to applicable laws and regulations and the Bonds may not be sold in other jurisdictions outside the AIFC, including without limitation the United Kingdom, the European Economic Area, other than in compliance with applicable laws and regulations. The Bonds have not and will not be registered under the U.S. Securities Act of 1933 or the securities laws of any state of the United States and may not be offered, sold or delivered within the United States or to, or for the account or benefit of, U.S. persons.
Restrictions on the free transferability	The Bonds are freely transferable and, once admitted to the Official List of the AIX, shall be transferable only in whole in accordance with the rules and regulations of the AIX.
Miscellaneous	For purposes of any calculation specified herein, a value shall be accurate to two decimal places.

3. Terms and conditions of the Offer

Number of Bonds offered	Shall be specified in the relevant Offer Terms.
Categories of potential investors	Subject to applicable laws and regulations the Bonds will be offered to a wide range of investors.
Conflict of interest	No person involved in the offering of the Bonds has any interest in the offering, which is material to the offering.
Offering method	Shall be specified in the relevant Offer Terms.

Offer period	Shall be specified in the relevant Offer Terms.
Allotment of the Bonds	Shall be specified in the relevant Offer Terms.
Lead Manager	Freedom Finance Global PLC.
Authorizations	The Prospectus and Offer Terms of the first Tranche issued under the Programme were approved by the Special Resolution on 27 November 2023.
Clearing and settlement	The payment and settlement will be made through the settlement system of the AIX CSD in accordance with the rules and regulations of the AIX CSD (the “AIX CSD Rules”), in particular delivery of the Bonds through the system of the AIX CSD.
In order to participate in the offering of the Bonds, take delivery of the Bonds and trade the Bonds on the AIX, investors are required to have an account opened with a brokerage company admitted as an AIX Trading Member and an AIX CSD Participant. The Bonds will be held on behalf of investors in the relevant AIX Trading Member’s account at the AIX CSD.
Notification process for investors	Prior to the start of trading, AIX will publish a market notice specifying the first day of trading on its website:
https://aix.kz/news-announcements/aix-market-notices/
All other significant announcements will be made by the Issuer via the AIX Regulatory Announcement Service:
https://aix.kz/listings/continuous-disclosure-obligations/company-disclosures-2/
Paying agent	The Issuer did not appoint a paying agent for the Bonds.

3.1. Payments

Coupon interest payments on the Bonds shall be paid to the Person shown in the Bond Registry at 23:59:59 (Astana time) on the last day of a period for which coupon interest payment is due for (the “Record Date”).

Coupon interest payments on Bonds shall be paid no later than 15 (fifteen) calendar days starting from the relevant Coupon Payment Date by money transfer to current bank accounts of the Bondholders specified in the Bond Registry as at the Record Date. Coupon interest payment will be carried out by transferring money to the participant’s settlement account at AIX CSD of the Bondholders, who have the right to receive the specified payment and have been registered as the Bondholders by AIX Registrar and AIX CSD at 23:59:59 (Astana time) on the relevant Record Date.

In case of nominee holding interest and principal debt could be paid only to the account provided by the Bondholder’s broker or custodian acting as a nominal holder of securities (other than participant settlement account with AIX CSD). The final coupon interest payment shall be made by Issuer concurrently with payment of the principal of the Bonds no later than 15 (fifteen) calendar days starting from the Maturity Date. All payments in respect of the Bonds shall be made in the currency of the relevant Tranche specified in the relevant Offer Terms.
If any date for payment in respect of the Bonds is not a Business Day, the Bondholder shall not be entitled to payment until the next following Business Day nor to any coupon interest or other sum in respect of such postponed payment.

3.2. Penalty

The Issuer shall pay a penalty to the Bondholders for each day, on which any amount payable under the Bonds remains due and unpaid (the “Unpaid Amount”), at the rate equal to the Coupon Interest Rate specified in the relevant Offer Terms. The amount of penalty payable per any Unpaid Amount in respect of any Bonds shall be equal to the product of the coupon interest specified in the relevant Offer Terms, the Unpaid Amount and the number of calendar days on which any such Unpaid Amount remains due and unpaid divided by 360 (three hundred and sixty), rounding the resultant figure to the nearest cent, half of any such cent being rounded upwards.

3.3. Events of Default

The Bonds shall become immediately due and repayable at their Nominal Value, together with any accrued coupon interest, if any of the following events (the “Events of Default”) occurs and continues for more than 30 (thirty) calendar days:
•the Issuer shall fail to pay any interest on any Bond when due; or
•the Issuer shall fail to redeem any Bonds when due; or;
•the Issuer is in default in the performance, or is otherwise in breach, of any of the following obligations:
◦the Issuer shall not amend the Prospectus unless agreed upon in writing with the Bondholders of at least three-fourth in principal amount of the Bonds outstanding;
◦the Issuer shall maintain the listing of the Bonds on the Official List of AIX;
◦the Issuer shall not amend or substitute any entity in place of the Issuer as the principal debtor in respect of the Bonds, without prior written consent of the Bondholders of at least three-fourth in principal amount of the Bonds then outstanding;
◦the Issuer shall pay any penalty due to any Bondholder in accordance with section 3.2 of this Securities Notes.

3.4. Early redemption

Redemption at the Option of the Bondholders

If at any time while any of the Bonds remains outstanding an Event of Default occurs and continues for more than 30 (thirty) calendar days, the Issuer shall, at the option of the Bondholder, upon the Bondholder giving not less than 30 (thirty) days nor more than 45 (forty five) days’ notice from the occurrence of any Event of Default to the Issuer, redeem such Bonds on the day specified in such notice at 100% of its Nominal Value together with coupon interest accrued to (but excluding) the date specified for redemption.

Following the occurrence of any Event of Default in clause 3.3 of the Securities Notes the Issuer may arrange negotiations with the Bondholders in respect of the early redemption at the option of the Bondholders.

Redemption at the Option of the Issuer

Unless otherwise specified in the relevant Offer Terms the Bonds may be redeemed in whole or in part at Nominal Value before their stated maturity at the option of the Issuer only if the Issuer has secured prior written consent(s) of the Bondholders of at least three-fourth in nominal amount of the Bonds then outstanding. Redemption at the Option of the Issuer shall be made in accordance with Clause 3.1 (“Payments”) above.

3.5. Meetings of the Bondholders

•The Issuer may from time to time call meetings of the Bondholders for the purpose of consultation with the Bondholders or for the purpose of obtaining the consent of the Bondholders on matters which in terms of this Prospectus require the approval of the Bondholders’ meeting.
•A meeting of the Bondholders shall be called by the Issuer by publication of a relevant notice according to clause 3.6 (“Notices”) of the Securities Notes not less than 14 (fourteen) days before a day of the meeting. Such notice shall set out the time, place and date set for the meeting and the matters to be discussed or decided thereat, including, if applicable, sufficient information on any amendment of the Prospectus that is proposed to be voted upon at the meeting and seeking the approval of the Bondholders. Following a meeting of the Bondholders held in accordance with the provisions contained hereunder, the Issuer shall, acting in accordance with the resolution(s) taken at the meeting, communicate to the Bondholders whether the necessary consent to the proposal made by the Issuer has been granted or withheld. Subject to having obtained the necessary approval by the Bondholders in accordance with the provisions of this clause at a meeting called for that purpose as aforesaid, any such decision shall subsequently be given effect to by the Issuer.
•The amendment or waiver of any of the provisions of and (or) conditions contained in this Securities Notes, or in any other part of the Prospectus, may only be made with the approval of the Issuer and of the Bondholders at a meeting called and held for that purpose in accordance with the terms hereof.
•A meeting of the Bondholders shall only validly and properly proceed to business if there is a quorum present at the commencement of the meeting. For this purpose, at least two Bondholders present, in person, via absentee voting or by proxy, representing not less than 50% (fifty percent) in Nominal Value of the

Bonds then outstanding, shall constitute a quorum. If a quorum is not present within 30 (thirty) minutes from the time scheduled for the commencement of the meeting as indicated on the notice convening same, the meeting shall stand adjourned to a place, date and time as shall be communicated by the Issuer to the Bondholders present at that meeting. The Issuer shall within 2 (two) days from the date of the original meeting publish by way of a company announcement the date, time and place where the adjourned meeting is to be held. An adjourned meeting shall be held not earlier than 7 (seven) days, and not later than 15 (fifteen) days, following the original meeting. At an adjourned meeting: the number of the Bondholders present, in person, via absentee voting or by proxy, representing not less than 30% (thirty) in Nominal Value of the Bonds then outstanding, shall constitute a quorum, and only the matters specified in the notice calling the original meeting shall be placed on the agenda of, and shall be discussed at, the adjourned meeting.
•Any person who in accordance with the Articles of the Issuer is to chair the annual general meetings of shareholders shall also chair meetings of the Bondholders.
•Once a quorum is declared present by the chairman of the meeting, the meeting may then proceed to business and address the matters set out in the notice convening the meeting. In the event of decisions being required at the meeting the Issuer or its representative shall present to the Bondholders the reasons why it is deemed necessary or desirable and appropriate that a particular decision is taken. The meeting shall allow reasonable and adequate time for the Bondholders to present their views to the Issuer and the other Bondholders present at the meeting. The meeting shall then put the matter as proposed by the Issuer to a vote of the Bondholders present at the time at which the vote is being taken, and any Bondholders taken into account for the purpose of constituting a quorum who are no longer present for the taking of the vote shall not be taken into account for the purpose of such vote.
•The voting process shall be managed by the secretary elected at the meeting.
•The proposal placed before a meeting of the Bondholders shall only be considered approved if at least 75% (seventy five percent) in Nominal Value of the Bondholders present at the meeting at the time when the vote is being taken, in person, via absentee voting or by proxy, shall have voted in favor of the proposal.
•Save for the above, the rules generally applicable to proceedings at general meetings of the Issuer’s shareholders shall apply to meetings of the Bondholders.

3.6. Notices

To the Bondholders

All notices to the Bondholders shall be deemed to have been duly given if, so long as the Bonds are listed on the AIX and so long as the rules of the AIX so require, by publication (i) on the internet website of the AIX at www.aix.kz via AIX RAS or (ii) otherwise in accordance with the regulations of the AIX.

To the Issuer

Notices to the Issuer will be deemed to be validly given if delivered to the Issuer at 16, Dostyk Street, Talan Towers offices, floor 26, Astana, Kazakhstan, or by email (ffspc@ffin.kz) and will be deemed to have been validly given when delivered.

3.7. Taxation

Under the Constitutional Law on “Astana International Financial Centre” any interest or capital gain on the securities listed on the AIX are exempt from taxes until 1 January 2066. Accordingly, following the admission of the Bonds to the Official List of the AIX, any income derived from holding or selling the Bonds will be exempt from taxes as long as the Bonds are listed on the AIX Official List. No stamp, registration or other taxes arising out of the transfer of the Bonds exist in the Republic of Kazakhstan.

Important U.S. tax considerations for the non-U.S. Bondholders are detailed in the subsequent section titled “Non-U.S. Bondholders” and investors should read carefully this section for information on U.S. tax implications.

Non-U.S. Bondholders

Under the U.S. tax law, coupon interest payments on the Bonds will be deemed to be payable from a source in the United States. Coupon interest payments made to a non-U.S. Bondholder generally will be subject to U.S.

withholding tax at the rate of 30%. The following is a summary of certain U.S. federal income tax considerations for the non-U.S. Bondholder. For purposes of this summary, the term “non-U.S. Bondholder” means a beneficial owner of the Bond who is, for U.S. federal income tax purposes:

• a non-resident alien individual;
• a foreign corporation.

Coupon interest payments

The coupon interest paid on the Bond by the Issuer to the non-U.S. Bondholder will be exempt from U.S. income and withholding tax under the “portfolio debt exemption” provided that:

(1) the non-U.S. Bondholder does not, directly or indirectly, own 10% or more of the total combined voting shares of FRHC,

(2) the non-U.S. Bondholder is not a controlled foreign corporation related to the FRHC, directly or indirectly, through the equity ownership,

(3) the non-U.S. Bondholder is not a bank that acquired the Bonds in consideration for an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business and

(4) either

(a) the non-U.S. Bondholder provides to FF SPC an applicable properly completed IRS Form W-8BEN or W-8BEN-E (or applicable successor form) and any applicable attachments, signed under penalties of perjury, that includes its name and address and that certifies that it is not a U.S. person or in the case of an individual, that the person is neither a citizen or a resident (for U.S. federal income tax purposes) of the United States, in compliance with applicable law and regulations, or

(b) a securities clearing organization, bank or other financial institution that holds the Bonds in the ordinary course of its trade or business on behalf of the non-U.S. Bondholder provides a statement to FFSPC under penalties of perjury in which it certifies that a properly completed applicable IRS Form W-8BEN or W-8BEN-E (or applicable successor form) has been received by it from the non-U.S. Bondholder or

(c) the non-U.S. Bondholder holds the Bonds through a “qualified intermediary” and the qualified intermediary furnishes to FFSPC a copy of a properly executed IRS Form W-8IMY (or applicable successor form) and any applicable attachments on behalf of itself (which may, in some circumstances, include a withholding statement and applicable underlying IRS forms sufficient to establish that the non-U.S. Bondholder is not a U.S. Bondholder).

If a non-U.S. Bondholder cannot satisfy the requirements of the portfolio interest exemption described above, coupon interest payments made to such non-U.S. Bondholder generally will be subject to U.S. withholding tax at the rate of 30%, unless the non-U.S. Bondholder provides FFSPC with a properly executed IRS Form W-8BEN or W-8BEN-E (or applicable successor form) establishing an exemption from, or reduction of the withholding tax under the benefit of an applicable tax treaty.

The amount of interest on the Bond paid to a non-U.S. Bondholder and the amount of tax, if any, withheld from such payment generally must be reported annually to the non-U.S. Bondholder and to the IRS. The IRS may make this information available under the provisions of an applicable income tax treaty to the tax authorities in the country in which the non-U.S. Bondholder is a resident.

Provided that a non-U.S. Bondholder has complied with certain reporting procedures (usually satisfied by providing an applicable properly completed IRS Form W-8BEN or IRS Form W-8BEN-E) or otherwise establishes an exemption, the non-U.S. Bondholder generally will not be subject to U.S. withholding tax with respect to coupon interest payments on, and the proceeds from a disposition of, a bond, unless FFSPC knows or have reason to know that the Bondholder is a U.S. person or otherwise is ineligible for the portfolio debt exception.

U.S. Bondholders

Bondholders who are U.S. persons for tax purposes (“U.S. residents) are required to provide Form W-9 to FFSPC.

If a Bondholder is a U.S resident and fails to provide a valid Form W-9, or it is provided incorrectly or late, they may face backup withholding tax on their interest payments and on their gross proceeds upon subsequent disposition of the bonds. All payments (and tax withheld where applicable) will be reported to both the IRS and the U.S. resident on the appropriate Form 1099 series form.

Important information

This tax summary is intended for general information purposes only and does not constitute tax advice. For specific advice related to a Bondholder’s tax situation, Bondholders are encouraged to consult with a tax advisor. This will ensure compliance with the complex and evolving U.S. tax laws and regulations.

4. Other information

4.1. Audit and source of information including use of expert reports

Audited financials for a period from 21 May 2021 (inception date) to 31 March 2022 and for year ended on 31 March 2023 prepared by the Company’s auditors Deloitte LLP – are included in Schedule 3 of this Prospectus.

5. Admission to listing and trading

Dates of admission to listing and trading on AIX and estimate of the total expenses related to the admission to trading will be specified in respective Offer Terms of each Tranche.

GLOSSARY

“AIFC”	Astana International Financial Centre
“Acting Law of the AIFC”	Regulatory acts specified in article 4 of the Constitutional statute of the Republic of Kazakhstan №438-V of 7 December 2015 “On the Astana International Financial Centre”
“AIX”	Astana International Exchange Limited
“AIX CSD”	Astana International Exchange Central Securities Depository Limited, a private company incorporated under the Acting law of the AIFC responsible for daily cash and securities settlement and depositary activities.
“AIX RAS”	AIX Regulatory Announcement Service, a service providing issuers with a method of declaring information and any other continuous and/or periodic disclosures that must be released to the market either under the ongoing reporting requirements or as required otherwise
“AIX Registrar”	Astana International Exchange Registrar Limited, a company incorporated in AIFC under company identification number 180840900010 with its registered office at 55/19, Mangilik El Avenue, Astana, Kazakhstan.
“Articles”	Articles of Association of the Issuer.
“bln”	Billion.
“Bond Registry”	The register of the Bondholders that is maintained by AIX Registrar on behalf of that Issuer.
“Bonds”	Bonds issued by the Issuer under the Programme (same as “Securities”).
“Bondholder”	A legal owner of the Bond which is recorded in the register of the holders of the Bonds maintained by AIX Registrar.
“Business Day”	A day on which banks and exchange markets are open for business in the Republic of Kazakhstan.
“Company”	Freedom Finance SPC Ltd. (same as “Issuer” and “FFSPC”).
“Coupon Interest Rate”	The annual interest rate paid on the Bonds and expressed as a percentage of the Nominal Value.
“Coupon Payment Dates”	The first day of the coupon interest payment period.
“Earnings coverage ratio”	Equals to consolidated net income applicable to common shareholders plus income taxes, interest on long-term and short-term debt, divided by interest on long-term and short-term debt.
“Events of Default”	A partial or complete failure to fulfil the Issuer’s obligations with respect to the Bonds as described in the Prospectus and the relevant Offer Terms.
“FFSPC”	Freedom Finance SPC Ltd. (same as “Issuer” and “Company”).
“FRHC”	Freedom Holding Corp.
“General Meeting”	A meeting of the Company’s shareholders.
“IRS”	Internal Revenue Service, the revenue service for the United States federal government, which is responsible for collecting U.S. federal taxes.
“Issue Date”	The issue date of the relevant Tranche from which the Bondholder is entitled to receive coupon interest.
“Issuer”	Freedom Finance SPC Ltd. (same as “Company” and “FFSPC”).
“KZT”	The lawful currency of the Republic of Kazakhstan.
“Lead Manager”	Freedom Finance Global PLC.
“Maturity Date”	The day following the last day of the Bond circulation period (the first day of the Bonds’ redemption period).
“mln”	Million.
“Nominal Value”	Redemption price of the Bonds as per relevant Offer Terms.

“Official List”	The list of securities, units or derivatives and a right or interest in the relevant security, unit or derivative maintained by AIX.
“Offer Terms”	Offer terms of each Tranche issued under the Programme.
“Ordinary Resolution”	A resolution passed by a simple majority of the votes of the Issuer’s shareholders who (being entitled to do so) vote in person or, if proxies are allowed, by proxy, at a General Meeting for which notice specifying the intention to propose the resolution was duly given, and includes an Ordinary Resolution in writing passed under section 100 (Resolution in writing of Private Companies) of the AIFC Companies Regulations.
“Person”	Any individual, company, corporation, firm, partnership, joint venture, association, organisation, state or agency of a state or other legal entity, whether or not having separate legal personality.
“Programme”	U.S.$1,000,000,000 bond Programme established by the Issuer.
“Prospectus”	This document, which has been prepared in accordance with the MAR Rules regarding to the Programme and the Bonds
“Record Date”	The last day of a period for which coupon interest payment is due.
“Securities”	Bonds issued by the Issuer under the Programme (same as “Bonds”).
“Special Resolution”	A resolution passed by at least 75% of the votes of the Issuer’s shareholders (or the shareholders of the relevant class of the Issuer’s shares) who (being entitled to do so) vote in person or, if proxies are allowed, by proxy, at a General Meeting for which notice specifying the intention to propose the resolution was duly given, and includes a Special Resolution in writing passed under section 100 (Resolutions in writing of Private Companies) of the AIFC Companies Regulations.
“Tranche”	Each series of the Bonds issued under the Programme.
“U.S. Dollars” and “U.S.$”	The lawful currency of the United States.

SCHEDULE 1. RESPONSIBILITY STATEMENT

a)The Issuer, having made all the reasonable enquiries, accept responsibility for this Prospectus and confirms that this Prospectus complies with the requirements set out in Section 69 of the AIFC Framework Regulations №18 of 2018 and Part 1 of the AIFC Market Rules.

Most of the information reflected in this Prospectus has been received by the Issuer from the Auditor’s reports, constituent documents, public data placed on the website of the authorized state bodies. The Issuer confirms that such information has been accurately reproduced and is able to ascertain from information published by such third parties that no facts have been omitted which would render the reproduced information inaccurate or misleading.

Neither the delivery of this Prospectus nor the offering, sale or delivery of any Bonds shall in any circumstances create any implications that there has been no adverse change, or any event reasonably likely to involve an adverse change, in the condition (financial or otherwise) of the Issuer since the date of this Prospectus.

On behalf of the Issuer, the General Director of the Issuer confirms that this Prospectus complies with the requirements set out in Section 69 of the AIFC Framework Regulations №18 of 2018 and Part 1 of the AIFC Market Rules and contains all information which is material in the context of the issue and offering of the Bonds, that the information contained in this Prospectus is correct to the best of his knowledge and that no material facts or circumstances have been omitted.

b)The Issuer’s Board of Directors is responsible for the information contained in the Prospectus, which to any extent relates to the Issuer’s financial activity and financial statements.

c)The persons responsible for the content of this Prospectus are those responsible for the content of this Prospectus in accordance with clauses (a) and (b) of this Schedule and MAR 1.9.1.

Freedom Finance SPC Ltd., as the Issuer
Olga Baskakova, Director
(Name, title)
/s/ Olga Baskakova	(seal)
(Signature, stamp)
15 December 2023
Date
16, Dostyk Street, Talan Towers offices, floor 26, Astana, Kazakhstan
(Address)

SCHEDULE 2: Form of Offer Terms template

Freedom Finance SPC Ltd.
(Incorporated as a special purpose company under the legislation of the Astana International Financial Centre)

OFFER TERMS

OF THE [currency, amount of the Tranche] BONDS DUE [date] ____(ISIN:_______)

ISSUED UNDER U.S.$1,000,000,000 BOND PROGRAMME

The Bonds will be constituted by and have the benefit of a U.S.$1,000,000,000 Programme established by Freedom Finance SPC Ltd. valid until 31 December 2033. This document is the Offer Terms of the [number of the Tranche] Tranche issued under the Programme. The Bonds of this Tranche have been issued under the Programme and in accordance with the Acting Law of the Astana International Financial Centre. Terms used herein shall be deemed to be defined as such for the purposes of the conditions set forth in the Prospectus dated 15 December 2023. This document constitutes the Offer Terms of the Bonds described herein. This document is prepared for the purposes of the AIFC rules and must be read in conjunction with the Prospectus. Full information on the Issuer and the offer of the Bonds is only available on the basis of the combination of these Offer Terms and the Prospectus. The Offer Terms and the Prospectus have been published on the website of the Astana International Exchange at https://www.aix.kz and on the website of the Issuer at https://ffin.kz/freedombonds.

AIX and its related companies and their respective directors, officers and employees do not accept responsibility for the content of the information included in this document including the accuracy or completeness of any information or statements included in it. Liability for this document lies with the issuer of this document and other persons such as Experts whose opinions are included in this document with their consent. Nor has the AIX, its directors, officers or employees assessed the suitability of the securities to which this document relates for any particular investor or type of investor. If you do not understand the contents of this document or are unsure whether the securities are suitable for your individual investment objectives and circumstances, you should consult an authorised financial advisor.

In the case of bankruptcy or default by the Issuer the investors may not recover the amounts they are entitled to and risk losing all or part of their investment, and the investors’ liability might not be limited to the amount of the investment. Civil liability attaches only to those Persons who have tabled the summary including any translation thereof, but only where the summary is misleading, inaccurate or inconsistent, when read together with the other parts of the Prospectus, or where it does not provide, when read together with the other parts of the Prospectus, key information in order to aid investors when considering whether to invest in the Bonds.

Terms defined in the Prospectus have the same meanings in these Offer Terms unless they are expressly defined herein.

Type of Securities
Issue and trading currency
Aggregate principal amount
Nominal Value
Number of Bonds offered
ISIN
Guarantee
Issue Date
Maturity Date
Admission to listing and trading

Coupon Payment Dates
Coupon Interest Rate
Offering method
Offer period opening and closing date
Allotment of the Bonds
Early redemption at the Option of the Bondholders – Put Option
Early redemption at the Option of the Issuer – Call Option
Estimated expenses
Estimated net amount of proceeds

(Name, position)

(Stamp and Signature)

Date

SCHEDULE 3. AUDITED FINANCIAL STATEMENTS